As filed with the Securities and Exchange Commission on July 8, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UPAY, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	6199	37-1793622
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification Number)

(972) 888-6052

Telephone Number of Registrant’s Principal

3010 LBJ Freeway, 12th Floor

Dallas, Texas 75234

Executive Offices and Principal Place of Business)

Wouter Fouche

3010 LBJ Freeway, 12th Floor

Dallas, Texas 75234

Name, address, including zip code, and telephone number, including area code, of agent for service)

Communication Copies to

Frederick M. Lehrer, P. A.

Frederick M. Lehrer. Esquire

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Registration Fee(3)
Shares of Common Stock, par value $0.0001	2,267,810	$0.10	$226,781	$22.84

(1)	Represents an aggregate of 2,267,810 shares of common stock being registered for resale on behalf of the selling stockholders of such securities and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Further, the offering price has been arbitrarily determined by the Company and bears no relationship to assets, market assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any other price.

Our Common Stock is not traded on any national exchange or trading medium and in accordance with Rule 457 the offering price was determined by the price of the shares that were sold to our shareholders in a private placement. The price of $0.10 is a fixed price at which the selling security holders may sell their shares until our Common Stock is quoted on the OTC Markets at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Markets, nor can there be any assurance that such an application for quotation will be approved.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the selling stockholders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON JULY 8, 2016

UPAY, Inc.

(Nevada Corporation)

2,267,810 COMMON STOCK SHARES

This prospectus relates to 2,267,810 shares of our common stock, which may be offered by the selling security holders for their own account.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling security holders will be borne by them. We will not receive any proceeds from the sale of shares being sold by selling security holders.

The shares of common stock being offered by the selling security holders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. Each of the selling stockholders and the prices at which the selling security holders may sell their shares will be at a fixed price of $0.10 per share until such time as the shares of our common stock are traded on the OTCQB operated by OTC Markets Group, Inc. The selling security holders have not engaged any underwriter in connection with the sale of their common stock shares. Although we intend to apply for quotation of our common stock on the OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

We intend to apply to have our common stock quoted on the OTCQB. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”) to facilitate such quotation, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that we will be able to develop an active trading market for our shares will develop or will be sustained if developed.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act (“JOBS Act”) and are eligible for reduced public company reporting requirements.

We do not consider ourselves a shell company or a blank check company. We and our management have no plans or intentions to be acquired by or to merge with an operating company, nor do we, our management or any of our shareholders, have plans to enter into a change of control or similar transaction or to change our management.

We have made no written communications as defined under Rule 405 of the Securities Act to prospective investors or investors.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Our common stock is presently not quoted on any market or exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated _________, 2016

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Unless the context otherwise requires, we use the terms “we”, “us” and “our” in this prospectus to refer to UPAY, Inc., a Nevada incorporated entity.  Because we are considered a continuation of a South Africa entity, Rent Pay (Pty) Ltd (“Rent Pay”) and our audited financials are presented in which the prior historical information consists solely of Rent Pay’s results of operations and cash flows, references to Rent Pay where the context permits are also referred to herein as “we”, “us” or “our”.

None of our officers or directors agreed to serve as our officer or director in connection with any plan, agreement or understanding that they, respectively, would solicit, participate in, or facilitate the sale of us (or a business combination with) to a third party looking to obtain or become a public reporting entity, and the officers and directors also confirm that they have no such present intentions or any intentions whatsoever in the foreseeable future.

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Our management has determined that it is in our best interests to become a reporting company under the Securities and Exchange Act of 1934, and endeavor to establish a public trading market for our common stock. Our management believes that establishing a public market: (i) will increase our profile as an active company in the credit software business, giving us greater identity and recognition in the US: and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business in various US states. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Corporate Background

We were formed on July 8, 2015 in the state of Nevada.   On November 4, 2015, we conducted a share exchange (the “Share Exchange”) with Rent Pay (Pty), Ltd (“Rent Pay”), a South African company, and Rent Pay’s shareholders.   In the Share Exchange, we exchanged 200,000 shares of our common stock for all of Rent Pay’s 1,000 outstanding shares, 500 of which were in the name of Loantech Trust, a trust controlled by our officer, Wouter Fouche, and 500 shares in the name of Folscher Family Trust, a trust controlled by our other officer, Jaco Folscher. As a result of the Share Exchange, Rent Pay become our wholly owned subsidiary.

Apart from the Share Exchange, we have never been the subject of a material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. Further, we have never been the subject of a bankruptcy, receivership or similar proceeding.

Rent Pay was registered as a South Africa closed corporation on July 21, 2008. In South Africa, a closed corporation is a business entity, usually associated with smaller businesses. On February 1, 2012, Rent Pay was converted into a South Africa Limited Liability or private company, which in South Africa is the equivalent of a limited liability company in the US and denotes a larger entity since the shareholders are not limited as with a closed corporation.

Business Overview

We are a provider of cloud-based loan and client administration software solutions, fully integrated with payment gateways and credit bureaus as well as other decision making and risk management tools.  Our business has operated in South Africa since July 2008.  We are expanding our operations to the US and opened our US head office in Dallas, Texas, from where we will run our US operations. We have not earned any revenue in the US yet but plan to be in operation in the US by October 2016.

Our main client base and target market is the payday and installment loan industry. Our software offers a comprehensive solution to small medium and large organizations to limit risk, improve collections on installment loans and comply fully with new US federal and state and South Africa regulations.

Our wholly owned subsidiary, Rent Pay, is a software company that offers services to “small dollar loan” South Africa credit facilities, including store fronts that provide such loans (“Store Fronts”).  Rent Pay owns its own financial software and provides a loan management service to its South Africa storefronts and online lenders and assists them in all loan cycle segments.

We intend to operate the same business as Rent Pay, but we intend to serve “small dollar loan” providers in the US, currently permitted by 33 states.  We will use the same software used by Rent Pay, but designed for our future US clients.  Our US business will initially concentrate on Texas and California and then to Illinois, Florida, Louisiana and Tennessee.

Where You Can Find Us

Our US offices are located at 3010 LBJ Freeway, 12th Floor, Dallas, Texas 75234.   Our telephone number is (972) 888-6052.

Rent Pay’s is located at No 6 Uitzicht Office Park, 2 Bellingham Street, Centurion 0157, South Africa.  Rent Pay’s telephone number is +27 12 665 0319.

Our Website

Our website is located at www.upaytechnology.com. No information included in our website is included in this prospectus.

Risk Factors

•	Because our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.
•	Approximately three quarters of our current business in South Africa is composed of only 4 customers; a loss of one or more of such customers will negatively impact our financial condition.
•	Economic uncertainties or downturns could materially adversely affect our business.
•	Our customers’ inability to effectively, efficiently, and profitably introduce or manage new products could have a material adverse effect on our business, prospects, results of operations, and financial condition.
•	We currently lack product and business diversification; as a result, our revenues and earnings may be disproportionately negatively impacted by external factors and may be more susceptible to fluctuations than more diversified companies.
•	Adverse economic conditions may significantly and adversely affect our business, prospects, and financial condition, and access to liquidity.
•	Competition in our industry could cause us to lose market share or reduce our fees, possibly resulting in a decline in our revenues and earnings.
•	We depend on product development in order to remain competitive in our industry.
•	Our products may not achieve market acceptance, which may make it difficult for us to compete.
•	Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our business, financial condition and results of operations.
•	We depend upon proprietary technology and we are subject to the risk of third party claims of infringement.
•	A decline in computer software spending may result in a decrease in our revenues or lower our growth rate.
•	Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.
•	Our products may contain undetected software defects, which could negatively affect our revenues.
•	Our independent registered accounting firm has issued a going concern opinion stating that there is substantial doubt that we will continue our operations.

•	Ever expanding credit regulations in the US, both federal and state, and South Africa may negatively affect our customers’ business and financial condition and in turn negatively affect our revenues and financial condition.
•	We have potential liabilities involving our customers and third parties.
•	Our financial results may be adversely affected if we are unable to execute on our marketing strategy.
•	We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.
•	The shares of our common stock are highly speculative in nature and involve a high degree of risk.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have elected not to opt out of the transition period pursuant to Section 107(b).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

THE OFFERING

Common Stock offered by selling security holders	2,267,810 Common Stock Shares

Common Stock outstanding before the offering	23,815,310 Common Stock Shares

Terms of the Offering	The prices at which the selling security holders may sell their shares will be at a fixed price of $0.10 per share until such time as the shares of our common stock are traded on the OTCQB operated by OTC Markets Group, Inc. (“OTC Markets”). The selling security holders have not engaged any underwriter in connection with the sale of their shares of Common Stock. Although we intend to apply for quotation of our common stock on the OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act (iii) or we decide at any time to terminate the registration of the shares at our sole discretion.

Trading Market	Currently, there is no trading market for our securities. We intend to apply for quotation on the OTC Markets OTCQB. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or be successful in obtaining approval for a quotation.

Use of proceeds

We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Expenses – We will pay all expenses associated with this registration statement

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

RISK FACTORS

The shares of our common stock being issued in the offering are highly speculative and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks occur, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of our investment. You should carefully consider the risks described below and the other information in this prospectus before in investing in our common stock.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has issued a going concern opinion; there is substantial doubt that we will continue operations in which case you could lose your investment.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of July 8, 2016, we do not have revenues sufficient to execute our business plan. We intend to fund our operations through equity financing arrangements; however, there is no assurance that this will be successful in raising sufficient funds for our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Our operating results may fluctuate and/or be negatively affected due to various factors

Our operating results are likely to fluctuate and/or be negatively affected due to:

•	Expanded or decreased credit regulations affecting our potential clients and clients;
•	Whether we are able to successfully establish our US operations; and
•	Whether our products and services receive favorable market reaction in the US.

Any one or a combination of the above factors could negatively affect our operations, revenues and operating results.

Because our Chief Executive Office and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.

Our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such reporting deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the Securities & Exchange Act of 1934, as amended (“Exchange Act”) reporting requirements. If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy and you could lose your entire investment.

Our market is highly competitive.

The lending software systems industry is highly competitive. There are a number of larger companies, including computer manufacturers, computer service and software companies and lending companies that have greater operational, personnel and financial resources than we have. These companies currently offer and have the technological ability to develop software products similar to those offered by us. These companies present a significant competitive challenge to our business. Because we do not have the same financial resources as these competitors, we may have a difficult time in the future in competing with these companies. We compete on the basis of our lending knowledge, products, service, price, system functionality and performance and technological advances. All of our US competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do since we have not even started our US operations. Our US competitors will be able to:

•	Undertake more extensive marketing campaigns for their brands and services;
•	Devote more resources to product development
•	Adopt more aggressive pricing policies; and
•	Make more attractive offers to potential employees and third-party service providers.

The industry in which we operate has low barriers to entry and is highly fragmented and very competitive. We believe that the market may become even more competitive as the credit and credit software industry matures and/or consolidates. We compete primarily with product/service credit software providers that serve cash advance providers, small loan providers, credit unions, short-term consumer lenders, other financial service entities, and other retail businesses that offer consumer loans or other products and services that are similar to ours

Should we fail to effectively compete against our competitors, our revenues and results of operations will be negatively impacted.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate and we will require additional funds to pursue our expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may be unavailable on favorable terms or at all. If adequate funds are unavailable on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock, which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

In addition, we may file with the SEC a shelf registration statement to sell from time to time additional shares of our common stock in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. If we raise additional funds by issuing additional equity or convertible debt securities (whether in a public offering or private placement), the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences, or privileges senior to those of the holders of our common stock. We currently have no established line of credit or other business borrowing facility in place.

It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

•	Market acceptance of our products;
•	Levels of promotion and advertising that will be required to launch and introduce our products and services in the US;
•	Our business, product, capital expenditure and research and development plans and product and technology roadmaps;
•	Levels of working capital that we maintain;
•	Technological advances to our products or the failure thereof to make such advances; and
•	Our competitors’ response to our products.

We may incur substantial additional debt, which could adversely affect our business, results of operations, and financial condition by limiting our ability to obtain financing in the future and react to changes in our business.

We may incur substantial additional debt in the future. If we incur substantial additional debt, it could have important consequences to our business. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt obligations, which will reduce our funds available for dividends, working capital, capital expenditures, the development of new or replacement products and services, or further geographic expansion;
•	limit our operational flexibility through restrictive covenants that will likely limit our ability to explore certain business opportunities, dispose of assets, and take other actions;
•	limit our flexibility in planning for, or reacting to, changes in our business;
•	limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt instruments;
•	make us vulnerable to interest rate increases, because a majority of our borrowings are, and will continue to be, at variable rates of interest; and
•	place us at a disadvantage compared to our competitors that have proportionately less debt.

In the event that key management personnel leave us, our operations and results of operations could be negatively impacted.

Because we are almost entirely dependent on the efforts of our Chief Executive Officer/Director, Wouter Fouche, and our Chief Operating Officer/Director, Jaco Folscher, either one of their departures could have a material adverse effect on our business. We do not maintain key man life insurance on our sole officer/director. Should we lose the services of either one of our officers (or both) there is no assurance that we will be able to hire a Chief Executive Officer or a Chief Financial Officer with equal background and competence.

We have not commenced our operations in the US and we have significant challenges to establish a US market; should we fail to do so, our results of operations will be significantly impaired.

Apart from establishing a US office in Dallas, Texas and planning activities, we have not commenced our US operations. We have significant challenges going forward, including:

•	Hiring personnel;
•	Establishing and activating our marketing campaign;
•	Developing and adapting our credit software program to US needs and regulatory standards; and
•	Establishing our operations in 6 states.

Our success is contingent upon our ability to efficiently execute the above steps in our business plan; should we fail to do so in any one or a combination of the above, our results of operations will be negatively impacted and you may lose your entire investment.

Approximately three quarters of our business in South Africa is composed of only 4 customers.

During our Fiscal Year 2016, 4 customers accounted for 75% of our revenues business in South Africa, as follows: (a) 33% - Finance 27, an online lender; (b) 21% - Discount Finance, a store front lender; (c) 14% - Babereki, a payroll lender; and (d) 7% - Mpowa Finance, an online lender. Should we lose any one of these South Africa customers, our revenues will be materially and adversely affected.

If we are unable to hire and retain key current and future personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.

Our future performance depends in significant part upon the continued service of our senior management and current and future programmers, system engineers, sales manager, sales representatives, and training consultants. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain, and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our products. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

Economic uncertainties or downturns could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks could cause a decrease in business investments.

General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for us to forecast and plan future business activities accurately, and they could cause our potential customers to reevaluate their decisions to purchase our services. Also, customers may choose to develop in-house services as an alternative to using our services.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, results of operations, financial condition and cash flows could be adversely affected.

The concentration of our revenues in certain states could adversely affect us.

While we will attempt to have a diverse geographic presence, our first 24 months of operations will target only 6 states, California, Texas, Florida, Illinois, Louisiana and Tennessee. Our revenues derived from those states will be positively or negatively impacted from prevailing regulatory, economic, demographic, competitive, and other conditions in those states. Changes to any of these conditions in the markets in which we operate could lead to a reduction in demand for our products and services, a decline in our revenues, or an increase in our provision for doubtful accounts that could result in a deterioration of our financial condition.

Our customers’ inability to effectively, efficiently, and profitably introduce or manage new products or alternative methods for conducting business could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our customers might need to offer new or modified products and services. In order for our customers to offer these products, such products need to be developed on our software system and need to comply with additional credit related regulatory and licensing requirements. Each modification, new product or service, and alternative method of conducting business is subject to risk and uncertainty for our customers and requires significant investment in time and capital, including additional marketing expenses, legal costs, and other incremental start-up costs. Additionally, we will be required to update our customers’ regulatory requirements, which may lead to additional operating costs and additional charges to our customers. Should we fail to adequately modify or test adequately our system, collection procedures, customer contracts, monitoring, and other operations for our customer’ benefit prior to offering a new product, our brand name reputation and results of operations may be negatively affected. Additionally, any failure of our customers to offer new products or services resulting from regulatory changes could result in fines, suspensions, or legal actions against them and could have a material adverse effect on our customers’ business, prospects, results of operations, and financial condition and in turn negatively affect us.

We currently lack product and business diversification; as a result, our revenues and earnings may be disproportionately negatively impacted by external factors and may be more susceptible to fluctuations than more diversified companies.

Our primary business activity is offering software for cash advance and loan installment services. If we are unable to maintain our credit software and/or diversify our operations, our revenues and earnings could decline. Our current lack of product and business diversification could inhibit our opportunities for growth, reduce our revenues and profits, and make us more susceptible to earnings fluctuations than many of our competitors who are more diversified. External factors, such as changes in laws and regulations, new entrants, and enhanced competition, could also make it more difficult for us to operate as profitably as a more diversified company could operate. Any internal or external change in our industry could result in a decline in our revenues and earnings, which could have a material adverse effect on our business, prospects, results of operations, and financial condition.

The credit industry is highly regulated under federal law, state and local laws; our customers’ failure to comply with these regulations and statutes could have a material adverse effect on our customers’ business, prospects, results of operations, and financial condition, which in turn may negatively affect our results of operations.

Our customers’ businesses are subject to stringent US federal and US state regulation and the National Credit Act in South Africa. Our customers must comply with the Federal Truth-in-Lending Act and Regulation Z adopted under that Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Fair and Accurate Credit Transaction Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act, the Dodd-Frank Act, which subjects them to supervision by the Consumer Finance Protection Bureau (“CFPB”), the Bank Secrecy Act, the Money Laundering Control Act of 1986, the Money Laundering Suppression Act of 1994, and the PATRIOT Act. In addition, our customers’ marketing efforts and statements that our customers make about their products and services are subject to federal and state unfair and deceptive practices statutes, most significantly, the Federal Trade Commission, which enforces the Federal Trade Commission Act (See Government Regulations Section at page 33).

Our customers’ businesses are regulated under a variety of enabling state statutes, including cash advance, deferred presentment, check cashing, money transmission and small loan laws, all of which are subject to change and which may impose significant costs, limitations or prohibitions on the way our customers conduct or expand their business. In some states, referenda initiatives have been proposed that allow voters to limit or prohibit our customers’ ability to conduct our business in a profitable manner.  Legislation has been introduced or adopted in some states that prohibits or severely restricts certain credit products and services. Laws prohibiting cash advances and similar products and services could be passed in any other state at any time or existing enabling laws could expire or be amended. Statutes authorizing cash advance and similar products and services typically provide the state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. In most states, our customers are required to apply for a license, file periodic written reports regarding business operations, and undergo comprehensive state examinations to ensure that we comply with applicable laws.

To conduct our business, we are required to manage, use, and store large amounts of personally identifiable information, consisting primarily of confidential personal and financial data regarding clients our customers. As a result, we are subject to numerous U.S. laws and regulations designed to protect this information, including various U.S. federal and state laws governing the protection of financial or other individually identifiable information. Security breaches involving our files and infrastructure could lead to unauthorized disclosure of confidential information, as well as shutdowns or disruptions of our systems.

Our customers’ business may be subject to various local rules and regulations such as local zoning regulations. Any actions taken in the future by local zoning boards or other local governing bodies to require special use permits for, or impose other restrictions on providers of cash advance and/or other credit services could have a material adverse effect on our business, results of operations, and financial condition and in turn negatively affect our results of operations and revenues.

Current and future litigation, regulatory proceedings, and other legal proceedings against our customers’ officers and directors could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our customers’ businesses are subject to lawsuits, regulatory proceedings, and other legal proceedings, including government investigations, that generate adverse publicity, cause our customers to incur substantial expenditures, and could significantly impair our customers’ business and/or force them to cease doing business in one or more states. Accordingly, our customers may incur significant expenditures in connection with matters involving our customers’ current or former officers and directors. Any of these lawsuits, regulatory proceedings, or other legal matters could have a material adverse effect on our customers’ business, prospects, results of operations, and financial condition and as a result negatively affect our business

Media reports and public perception of cash advances and similar loans as being predatory or abusive could materially adversely affect our business, prospects, results of operations, and financial condition.

Consumer advocacy groups, certain media reports, and many regulators and elected officials advocate for governmental and regulatory action to prohibit or severely restrict our customers’ products and services. The consumer groups and media reports typically focus on the cost to a consumer and characterize our customers’ products and services as predatory or abusive toward consumers. If this negative characterization of advances becomes widely accepted by consumers, demand for our customers’ products and services could significantly decrease, which could materially adversely affect our business, results of operations, and financial condition. Negative perception of our customers’ products and services could also result in increased regulatory scrutiny and litigation, encourage restrictive local zoning rules, make it more difficult to obtain government approvals necessary to open new centers and cause industry trade group to promote policies that cause our customers’ businesses to be less profitable. In addition, media coverage and public statements that assert some form of corporate wrongdoing can lower morale, make it more difficult for our customers to attract and retain qualified personnel and directors, divert management attention, and increase expenses. These trends could materially adversely affect our customers’ business, prospects, results of operations, and financial condition and in turn similarly affect our business.

We depend on product development in order to remain competitive in our industry.

Our future success will depend on our ability to continue to enhance our current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving lending industry requirements and otherwise achieve market acceptance. We may not be successful in continuing to develop and market, on a timely and cost-effective basis, product enhancements or new products that respond to technological advances by others Any failure by us to anticipate or respond adequately to changes in technology and lending industry preferences, or any significant delays in product development or introduction, would significantly and adversely affect our business, operating results and financial condition.

Our products may not achieve market acceptance, which may make it difficult for us to compete.

Our future success will depend upon our ability to increase the number of lending companies that use our software products. As a result of the intense competition in our industry and the rapid technological changes, which characterize it, our products may not achieve significant market acceptance. Further, lending companies are typically characterized by slow decision-making and numerous bureaucratic and institutional obstacles, which will make our efforts to significantly expand our customer base difficult.

We depend upon proprietary technology and we are subject to the risk of third party claims of infringement.

Our success and ability to compete depends in part upon our proprietary software technology. We currently have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The steps we take to protect our proprietary technology may not prevent misappropriation of our technology, and this protection may not stop competitors from developing products which function or have features similar to our products.

While we believe that our products and trademarks do not infringe upon the proprietary rights of third parties, third parties may claim that our products infringe, or may infringe, upon their proprietary rights. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. If a claim of product infringement against us is successful and we fail or are unable to develop non-infringing technology or license the infringed or similar technology, our business, operating results and financial condition could be significantly and adversely affected.

A decline in computer software spending may result in a decrease in our revenues or lower our growth rate.

A decline in the demand for computer software among our current and prospective customers may result in decreased revenues or a lower growth rate for us because our sales depend, in part, on our customers’ level of funding for new or additional computer software systems and services. Moreover, demand for our solutions may be reduced by a decline in overall demand for computer software and services. The current decline in overall technology spending may cause our customers to reduce or eliminate software and services spending and cause price erosion for our solutions, which would substantially affect our sales of new software licenses and the average sales price for these licenses. Because of these market and economic conditions, we believe there will continue to be uncertainty in the level of demand for our products and services. Accordingly, we cannot assure you that we will be able to increase or maintain our revenues.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements.

Our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall.

If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	The gain or loss of customers;
•	The size and timing of orders;
•	The size and timing of product returns;
•	Our ability to maintain or increase gross margins;
•	Our ability to anticipate market needs and to identify, develop, complete, introduce, market and produce new products and technologies in a timely manner to address those needs
•	availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;
•	Effect of new and emerging technologies
•	General economic conditions.

Our products may contain undetected software defects, which could negatively affect our revenues.

Our software products are complex and may contain undetected defects. In the past, we have discovered software defects in certain of our products and have experienced delayed or lost revenues during the period it took to correct these problems. Although we test our products, it is possible that errors may be found or occur in our new or existing products after we have commenced commercial shipment of those products. Defects, whether actual or perceived, could result in adverse publicity, loss of revenues, product returns, a delay in market acceptance of our products, loss of competitive position, or claims against us by customers. Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations.

Security and privacy breaches may harm our business.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information is critical to our business. Any failures in our security and privacy measures, such as “hacking” of our systems by outsiders, could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers perceive that we are unable to protect, the security and privacy of our electronic information, our growth could be materially adversely affected. A security or privacy breach may cause our customers to lose confidence in our solutions, adversely harm our brand name reputation, expose us to liability and increase our expenses from potential remediation costs. Additionally, any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their on-demand services, and adversely affect our renewal rates and our ability to attract new customers.

While we believe we use proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. In addition, our customers and end users may use our products and services in a manner, which violates security or data privacy laws in one or more jurisdictions. Any significant or high profile data privacy breaches or violations of data privacy laws, whether directly through our hosted solutions or by third parties using our products and services, could result in the loss of business and reputation, litigation against us and regulatory investigations and penalties that could adversely affect our operating results and financial condition.

RISKS RELATED TO OUR STATUS AS AN EMERGING GROWTH COMPANY AND IF THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE, AN SEC REPORTING ISSUER

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or add senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we expect and fully intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards. We have elected to rely on these exemptions and reduced disclosure requirements applicable to “emerging growth companies” and expect to continue to do so.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We previously have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the price of our common stock could decline.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements causing us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We will not be required to evaluate the effectiveness of our internal controls over procedures for financial reporting nor will we be required to disclose the results of such evaluation, until the filing of our second annual report. The lack of such evaluations may lead to an extended period of inadequate internal controls which could jeopardize the accuracy of our financial reporting, the result of which would be that investors would not be aware of any inaccurate reporting of our financial affairs.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment.  There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC, which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file).

If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not “accredited investors” (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

Our election not to opt out of JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the standard for the private company. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

The JOBS Act will also allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Registrant meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the Public Registrant Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Registrant’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Registrant. As a result, investor confidence and the market price of our common stock may be adversely affected.

As a result, investor confidence and the market price of our common stock may be adversely affected.

We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We have also incurred and will continue to incur costs associated with the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and related rules implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased, and will increase, our legal and financial compliance costs and make some activities more time-consuming and costly. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and meet other obligations, the failure of which could result in removal from the OTCQB quotation service.

There is no guarantee that our common stock will ever be quoted on the OTCQB. However, in the event that our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and, for eligibility on the OTCQB, we must maintain a stock price above $0.01 per share and pay annual dues. In the event that we become delinquent in these requirements, we may be relegated to an inferior quotation service or quotation of our common stock could be terminated. If our shares are not eligible for quotation on the OTCQB, investors in our common stock may find it difficult to sell their shares.

RISKS RELATED TO OUR SECURITIES

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;

•	our ability to market our services on a cost-effective and timely basis;

•	changing conditions in the market;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory developments;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel; and

•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period of time than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock in this offering.

We do not currently anticipate declaring and paying dividends to our stockholders in the foreseeable future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no material revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of shares of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, which currently does not intend to pay any dividends on shares of our common stock for the foreseeable future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy shares of our common stock.

Because we do not have a nominating, audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating, audit or compensation committee or any such committee comprised of independent directors.    The board of directors as a whole performs these functions.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We have authorized the issuance of preferred stock that our Board of Directors may provide for certain preferences.

Our board of directors is authorized to issue up to 10,000,000 shares of $0.001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Registrant. No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

There is no public trading market for our common stock and an active market may never develop.

There is no established public trading marketing for our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, only investors having no need for liquidity in their investment should purchase our securities and who can hold our securities for an indefinite period of time.

Our Chief Executive Officer and Chief Financial Officer own a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect, certain corporate actions.

Our Chief Executive Officer and Chief Financial Officer collectively own 76.1% of our outstanding voting securities. As a result, currently, and after the offering, he will possess a significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

The offering price of the common stock was determined based on the price of our private offering and should not be used as an indicator of the future market price of the securities.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.10 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about our business or us. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

The market for penny stock has suffered in recent years from patterns of fraud and abuse

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Our shares may not become eligible to be traded electronically, which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock listed on the, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not "DTC-eligible," then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today, means that shares of a company will not likely be traded.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market, which is commonly referred to as the OTCQB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

-	the basis on which the broker or dealer made the suitability determination, and
-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market would develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

The forward-looking statements contained in this Prospectus report may prove incorrect.

This Prospectus contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding our business through regional centers; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the credit industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding us and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on our financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our Common Stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by the price of the Common Stock that was sold to our security holders pursuant to an exemption under Section 4(2) and Rule 506(b) of Regulation D promulgated under the Securities Act.

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing a 15c2-11 application with otcmarkets to obtain a quotation on the OTCQB. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at any certain market price, as prices for the common stock in any public market, which may develop, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the initial offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The Common Stock to be sold by the selling stockholders as provided in the “Selling Security Holders” section is currently issued Common Stock. Accordingly, there will be no dilution to our existing stockholders.

EXPENSES OF REGISTRATION

We are bearing all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $56,022.84, including, but not limited to, legal, accounting and printing.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 2,267,810 common stock shares. We will not receive any proceeds from the sale of shares being sold by selling security holders.

The following table sets forth the names of the selling security holders and the number of shares of Common Stock beneficially owned by each of the selling security holders as of July 8, 2016. The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. The selling security holders have furnished all information with respect to share ownership.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering %

Rainmaker Group Consulting, LLC(1)	1,875,000	375,000	6.3

Emerging Markets Consulting LLC(2)	1,875,000	475,000	5.9

Renier Botha	300,000	300,000	0

Michael D. Dewing	10,000	10,000	0

Mary Catharine Hamill	100,000	100,000	0

Karel van der Walt	1,000	1,000	0

Freddie Louw	30,000	30,000	0

Jan-Daniel Bester	4,100	4,100	0

Gilbert Ryan Dekenah	35,000	35,000	0

Frank V. Salerno	10,000	10,000	0

Benjamin J. Kreitl	15,000	15,000	0

Anso Mollett	6,000	6,000	0

Maciej Damian Bernot	10,000	10,000	0

Daniel P. McLoughlin	6,000	6,000	0

Rich Larkin	25,000	25,000	0

Anri Bernot	2,000	2,000	0

David D. Darrow	25,000	25,000	0

Fourier Systems (PTY) Ltd. (3)	210,000	210,000	0

Maria Jose De Oliviera	1,260	1,260	0

Rich Larkin	25,000	25,000	0

RB Hand	2,450	2,450	0

Anthony Corgne	10,000	10,000	0

APC Nieuwoudt	300,000	300,000	0

Robert L. Beckman	25,000	25,000	0

Rob Wamsley	25,000	25,000	0

Dr. Kevin L. Ziffra	100,000	100,000	0

Vickus de Jager	100,000	100,000	0

Twin Harbor Web Solutions Inc.(4)	30,000	30,000	0

Linda Hammond	10,000	10,000	0

Total	5,058,810	2,267,810

(1)	The principal of Emerging Markets Consulting, LLC is James S. Painter, III who has sole dispositive power over the shares. Emerging Markets Consulting has a consulting agreement and a stock purchase agreement with us, the details of which are described under our Material Agreements section beginning on page 38.
(2)	The principal of Rainmaker Group Consulting, LLC is James Cohen, Jr. who has sole dispositive power over the shares. Rainmaker Group Consulting has a consulting agreement and a stock purchase agreement with us, the details of which are described under our Material Agreements section beginning on page 38.
(3)	The principal of Fourier Systems (PTY) Ltd. Is William Raubenheimer who has sole dispositive power over the shares. We have an agreement with Fourier Systems providing for software services, the details of which are described under our Material Agreements section beginning on page 38.
(4)	The principal of Twin Harbor Web Solutions, Inc. is Michael McCloy who has sole dispositive power over the shares. We have an agreement with Twin Harbor Web Solutions providing for website development and hosting services, described under our Material Agreements section beginning on page 38.

Except as otherwise defined above, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

-	are broker-dealers or affiliated with broker-dealers.

We have no agreements with any selling shareholder pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

Shares Offered by the Selling Stockholders

The selling security holders may sell some or all of their common stock shares up to 2,267,810 at a fixed price of $0.10 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices.

Prior to being quoted on the OTCQB, shareholders may sell their shares in private transactions to other individuals. We will be filing to obtain a quotation on the OTCQB. In order to be quoted on the OTCQB a market maker must file an application and other necessary documents with the Financial Industry Regulatory Authority (“FINRA”) on our behalf in order to make a market for our common stock. We have not yet engaged a market maker to file such application... There cannot be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.10 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,

-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

-	through direct sales to purchasers or sales effected through agents,

-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 100,000,000 shares of Common Stock, $0.001 par value per share. Currently, we have 23,815,310 shares of Common Stock issued and outstanding.

Common Stock

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board members.

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock on the OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart. We can provide no assurance that our shares of Common Stock will be quoted on the OTCQB or, if quoted, that a public market will materialize.

Preferred Stock

We are authorized to issue 10,000,000 preferred shares, no shares of which are outstanding. We have not yet set the rights and preferences of our preferred shares.

Dividend Rights

Shareholders will share ratably in any dividend declaration. We have no plans to declare dividends in the foreseeable future.

Warrants and Options

We have 0 warrants outstanding. Pursuant to agreements with Emerging Markets, Rainmaker and Ferdinand Laburschagne, as detailed in our Material Agreements Section beginning on page 38, in the future we are required to issue a total of 2,020,000 warrants.

We have no options outstanding.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

-	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

-	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

-	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

-	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTCQB Qualification for Quotation

To have our shares of common stock on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two (2) to eight (8) weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of Our Common Stock Under Rule 144

We presently have 23,815,310 common shares outstanding. Of these shares, 10,765,310 common shares are held by non-affiliates and 18,050,000 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.

We are registering 2,267,810 shares held by non-affiliates in this offering. We are not registering shares held by affiliates in this offering. The remaining non-affiliate shares as well as all of the affiliates’ shares will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

INTEREST OF NAMED EXPERTS

Frederick M. Lehrer, P. A. is passing upon the legality of the shares offered under this registration statement. Frederick M. Lehrer currently owns no shares of our common stock, but has contracted to provide us with post-public services in return for a monthly cash fee of $1,500 and 100,000 restricted common stock shares, the shares of which will not be issued until we receive an Effectiveness Notice from the SEC, if ever.

Our consolidated financial statements for the fiscal years ended February 29, 2016 and February 28, 2015 included in this prospectus and the registration statement have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Nevada on July 8, 2015. On November 4, 2015, we conducted the Share Exchange with Rent Pay, which became our wholly owned subsidiary

Industry Background

United States

According to industry data the payday loan industry in the US is a $35 billion dollar per annum industry and services of approximately 19 million active customers on a weekly, bi-weekly or monthly basis through 20,600 registered branches or storefronts credit facilities (www.cfsa.com).

South Africa

In South Africa, the microfinance industry has shown significant growth over the past decade and has moved to a more mature phase, with a more consistent regulatory framework in place for the past 10 years. According to industry data in 2013, the microfinance industry is a $2.01 billion per year industry in South Africa, controlled by the majority 4000 private micro lenders that yield on average 17 Million transactions per annum Source: www.ncr.org.za.)

Our Mission

Our mission is to provide loan administration software to credit providers, retail stores, provisional service industry (doctors, lawyers, accountants) with a high quality credit management software systems and customer support that will enable such industries to effectively operate and manage their business and credit risk and be in compliance with applicable US federal and state laws and the National Credit Act in South Africa.

Products and Services

South African Business Operation:

Our South African Subsidiary, Rent Pay (Pty) Ltd currently provides a web based client and loan administration software platform, the Automated Credit Provider Administration System to registered lenders in South Africa, which we market under the name “ACPAS”.

Our customer base consists of customers with physical branch outlets as well as online customers with lending websites.  ACPAS was designed to bridge the gap between traditional standalone administration platforms, payment gateways, credit bureaus and other third party service providers through this fully automated software platform.

We provide a cloud-based loan origination software system that is compliant with all applicable legislation and we enable our customers to grant loans, sell products, pay bills or pay monthly subscriptions on terms, all within our software system.  Our software platform features integrated third party service providers such as registered payment gateways, credit bureaus, two-way texting, credit protection insurance and decision making platforms. We also develop tailor-made web sites for our customers, on demand, based on their needs, that is fully integrated with our ACPAS system. Our system also includes basic accounting and bookkeeping functionality.

Products in South Africa

1.	Loan Origination System

ACPAS – Automated Credit Provider Administration System. This is our management software system that we lease to our customers on a monthly basis. Our customers use this platform to manage their businesses, clients and processes.

2.	EVO Business Online

Customized websites that we develop for our customers. These websites are fully integrated with our ACPAS system that provides our customers with a public platform to interact and transact with their clients on a daily basis.

3.	Credit Enquiries

We are a reseller of credit bureau products. We provide our customers with a base within the ACPAS software system to conduct consumer credit inquiries on consumers in order to make informed credit decisions whether or not to grant credit to a particular applicant. We buy these credit enquiries in bulk from the credit bureau and resell the transactions to our customers at a markup price.

4.	Credit Protection Insurance

We act as an agent for a registered insurance company and provide our customers with functionality within the ACPAS software system that enables our customers to sell credit protection insurance to consumers when taking out credit. We receive monthly commission on all insurance sales generated through our system.

5.	Debit order transaction fees

In South Africa, we are a registered Third Party Payment Provider (TPPP) and charge a fee for debit order transactions that we facilitate between parties. This is a percentage-based fee that we charge for every installment due for repayment, that we successfully collect by debit order from the bank account of a consumer for the benefit of our customers and is more fully explained in our Revenue section below.

US Planned Business Operation:

We are a holding company for our South Africa and US operations. We have not yet launched our US based software.

Our developers are working on the necessary changes and development needed to customize our system for the US environment, which is anticipated to be complete by November 2016. Once complete, we will provide a web based client and loan administration software platform to registered lenders in the US. Our customer base will consist of customers with physical storefronts as well as online customers with lending websites.  We plan to also offer our US customers a fully automated software platform that will offer integrations with all relevant role-players and services in the US small dollar loan industry.

We will provide a cloud-based loan origination software system that will be compliant with all applicable state and federal legislation and will enable our customers to grant loans, sell products, pay bills or pay monthly subscriptions on terms, all within our software system.  Our software platform will feature integrated third party service providers such as registered payment gateways, credit bureaus, two-way texting, credit protection insurance and decision making platforms in the US. We will also develop tailor-made web sites for our customers on demand, based on their needs, that is fully integrated with our system.

Planned products in the USA

1.	Loan Origination System

ACPAS – Automated Credit Provider Administration System. This is our management software system that we will lease to our customers on a monthly basis. Our customers will use this platform to manage their businesses, clients and processes.

2.	EVO Business Online

Customized websites that we will develop for our customers. These websites will be fully integrated with our ACPAS system that provides our customers with a public platform to interact and transact with their clients on a daily basis.

3.	Credit Inquiries

We will be a reseller of credit bureau products. We will provide our customers with a base within the ACPAS software system to do consumer credit inquiries on consumers, in order to make informed credit decisions whether or not to grant credit to a particular applicant. We buy these credit enquiries in bulk from the credit bureau and resell the transactions to our customers at a markup price.

4.	Credit Protection Insurance

We plan to act as an agent for a registered insurance company and to provide our customers with functionality within the ACPAS software system that will enable our customers to sell credit protection insurance to consumers when taking out credit. We should receive monthly commission on insurance sales generated through our system.

5.	ACPAS Transaction fee

We will invoice our customers per transaction, for the volume of transactions effected within the ACPAS system during a month. A transaction is viewed as any agreement/loan made on the system during this period, as well as all receipts made on the system during this period.

6.	Debit order transaction fees

In the US, we plan to charge a service fee for debit order transactions that we plan to facilitate between parties. This will be a percentage based fee that we will charge for every installment due for repayment, that we successfully collect by debit order from the bank account of a consumer for the benefit of our customers.

This service will have two billing options.

•	Cost to Client (CTC) - The cost of the transaction is paid by the bank merchant’s client/consumer; and
•	Cost to Merchant (CTM) - The cost of the transaction is paid by our merchant (A merchant is a registered bank merchant and in our business case, a merchant refers to our customer).

Revenue

In the US, we plan to charge a service fee for debit order transactions between parties to credit transactions. This will be a percentage based fee that we will charge for every installment due for repayment, that we collect by debit order from the bank account of a consumer (borrower) for the benefit of our customers (lenders).

This service will have two billing options:

•	Cost to Client (CTC) - The cost of the transaction is paid by the consumer; and
•	Cost to Merchant (CTM) The cost of the transaction is paid by our customer.

Planned US Revenue Segments	Dollar Amount

Monthly software license fee	$500.00
Installation and setup (one-time charge)	$2,500.00
ACPAS Transaction fee (per transaction)(1)	$1.50	*

*The average ACPAS volume of transactions/per month/per branch historically has been 500 transactions

(1)	Transaction Fee (CTC /CTM per successful transaction) per quote on % basis Transaction Fee (CTC /CTM per successful transaction) per quote on % basis (between 1.5% and 2.5% of transaction amount collected)

A transaction is defined as: (a) a loan created on our ACPAS platform; (b) a receipt made on our ACPAS platform.

We will also provide custom website development services on a per quote basis.

South Africa Revenue Segment	US Dollar Amount

ACPAS - Monthly License Fee	$37.92
ACPAS Installation and Setup fee (One time charge)	$99.53
Transaction Fee (CTC /CTM per successful transaction)	2.55% of value of $ amount collected
Ave volume of transactions/per month/per branch	300 transactions
Credit inquiries	$0.25 per quote

(A transaction is defined as: a successful debit order collection through our debit order platform)

We will also provide custom website development services on a per quote basis.

Sales and Marketing Strategy US and South Africa

We provide a cloud-based loan origination software platform that enables businesses grant loans, sell products, pay bills and monthly subscription on terms. Our marketing activities to date in South Africa have primarily consisted of contacting potential sales leads and making presentations and attending a once a year conference that we attend with the Micro Finance South Africa.

With respect to our marketing campaign in both the US and South Africa, we plan to implement an all-in-one software platform that will enable us to manage and provide an inbound marketing experience to our customers. At the core of this platform will be a single inbound database that captures its customer activity throughout the customer lifecycle. The platform will use our centralized inbound database to empower us to create more personalized interactions with customers, such as personalized social media alerts, personalized websites, personalized emails and targeted alerts for sales people. This all-in-one platform is a marketing automation software solution, currently available on the market that we plan to buy and implement in our business.

With the marketing software implemented, we will use integrated applications like social media, search engine optimization, blogging, website content management, marketing automation, email, analytics and reporting to engage and attract visitors to our website and interact with potential customers throughout.

We plan to use the following marketing methods within the marketing software to implement our strategy:

Videos & Pot casts

Videos and digital media files each month will be created and posted continuously to attract viewers.

Social Media & Applications

We will use social media and apps to connect with leads and our customers on a more personal level.

Blog Posts

Create and maintain interesting blog posts to attract leads.

Webinars

We will attract potential customers by hosting webinars on interesting industry topics and by engaging with customers and potential customers face to face, by sharing quality information and having discussions on relevant industry matters.

Email Campaigns & News Letters

We will signup customers and leads interested in our product through value added newsletters and email campaigns.

Events

We will arrange in-person marketing events together with industry leaders and opinion makers that will ensure personal interaction opportunities with potential clients that could result in a high conversion rate and quality leads to follow up on.

Seasonality

We have not had a seasonal business cycle in South Africa. We do not anticipate our business in the US being materially affected by seasonality factors.

Raw Materials

We do not use raw materials in our business.

Target Market

Our target market consists of:

•	Online lenders;
•	Credit facility storefronts;
•	Retail establishments
•	Lawyers, doctors, accountants; and
•	Athletic or other clubs that charge monthly fees

Reliance Upon One or a Few Customers

During our Fiscal Year 2016, 4 customers accounted for 75% of our revenues business in South Africa, as follows: (a) 33% - Finance 27, an online lender; (b) 21% - Discount Finance, a store front lender; (c) 14% - Babereki, a payroll lender; and (d) 7% - Mpowa Finance, an online lender.

Employees

We have 11 full-time employees: (a) our 2 officers, Wouter A Fouche and Jaco C Folscher; (b) 1 project manager; (c) 1 administration manager; (d) 1 scientific programmer; (e) 5 systems engineers; and (f) 1 accounting/bookkeeping. Our scientific programmer and 5 system engineers will continue to provide support and technical assistance and modifications to our current ACPAS support development of future products and our current system All of our employees are located at our South Africa office, with the exception of Wouter A. Fouche who is located in our US headquarters at Dallas, Texas.

To be Hired Employees

As indicated in our Plan of Operations beginning at page 42, over a 12 month period, we plan to hire 8 sales representatives, 4 technical support staff members, 4 training consultants and 1 national sales manager.

Geographic Territory

Our products and services have been offered since June 2008 in all South Africa provinces and will continue to be so offered. We have not yet offered our services in the US, but intend to begin offering our products and services in October 2015, beginning with Texas and then California, Illinois, Louisiana, Alabama and South Carolina, the timing of which is contained in our Plan of Operations beginning on page 42.

Competition

Our primary competitors in the US are:

·	Infinity Enterprise Lending Systems based in Invise, Nevada; and
·	Epic Loan Systems based in Fort Lauderdale, Florida.

Our primary competitors in South Africa are

·	Compuscan; and
·	Delter.

Each of the above competitors sell credit related software that is sold to payday and other lenders.

Competitive Advantages

•	We are a Cloud based system and there is no need for physical installation;
•	For the past 7 years we have designed a software system that incorporates regulatory guidelines, affordability guidelines on an ongoing basis in South Africa, which we can adapt to a US software credit system;
•	South Africa has a non-paying culture as evidenced by market data (www.ncr.org.za.))

Competitive Disadvantages

•	Our competitors in the US and South Africa, including those mentioned above, have greater operational, financial and personnel resources than we do;
•	We have not yet commenced our operations in the US;

•	We will have substantial development of our business and software program to adopt to the various states; and
•	We have not tested our marketing or our product in the US.

Government Regulation

Our customers’ products and services are subject to extensive US local, state and federal regulation and South Africa regulations. The regulation of the loan products and services industry is intended primarily for the protection of consumers and is constantly in flux as new regulations are introduced and existing regulations are repealed, amended, and modified.

US Regulation

Federal

Lending Laws.

Our customers’ businesses are subject to the federal Truth in Lending Act and its underlying regulations, known as Regulation Z, the Fair Credit Reporting Act and the Equal Credit Opportunity Act. These laws require the Company to provide certain disclosures to prospective borrowers and protect against unfair credit practices. The principal disclosures required under the Truth in Lending Act are intended to promote the informed use of consumer credit. Under the Truth in Lending Act, when acting as a lender, a company is required to disclose certain material terms related to a credit transaction, including, but not limited to, the annual percentage rate, finance charge, amount financed, total of payments, the number and amount of payments and payment due dates to repay the indebtedness. The Fair Credit Reporting Act regulates the collection, dissemination and use of consumer information, including consumer credit information. The federal Equal Credit Opportunity Act prohibits a company from discriminating against any credit applicant on the basis of any protected category, such as race, color, religion, national origin, sex, marital status or age, and requires the Company to notify credit applicants of any action taken on the individual’s credit application.

Consumer Reports and Information.

The use of consumer reports and other personal data used in credit underwriting is governed by the Fair Credit Reporting Act and similar state laws governing the use of consumer credit information. The Fair Credit Reporting Act establishes requirements that apply to the use of “consumer reports” and similar data, including certain notifications to consumers where their loan application has been denied because of information contained in their consumer report. The Fair Credit Reporting Act requires a company to promptly update any credit information reported to a credit reporting agency about a consumer and to allow a process by which consumers may inquire about credit information furnished by a company to a consumer reporting agency.

Information-Sharing Laws.

Our customers are also subject to the federal Fair and Accurate Credit Transactions Act, which limits the sharing of information with affiliates for marketing purposes and requires the Company to adopt written guidance and procedures for detecting, preventing and responding appropriately to mitigate identity theft and to adopt various policies and procedures and provide training and materials that address the importance of protecting non-public personal information and aid a company in detecting and responding to suspicious activity, including suspicious activity that may suggest a possible identity theft red flag, as appropriate.

Marketing Laws.

Our customers’ advertising and marketing activities are subject to several federal laws and regulations including the Federal Trade Commission Act, which prohibits unfair or deceptive acts or practices and false or misleading advertisements in all aspects of a company’s business. In furtherance of consumer protection, the Federal Trade Commission provides guidance and enforces federal laws concerning truthful advertising and marketing practices; fair financial practices in lending, loan servicing and debt collection; and protection of sensitive consumer information. As a financial services company, any advertisements related to a company’s products must also comply with the advertising requirements set forth in the Truth in Lending Act. Also, any of a company’s telephone marketing activities must comply with the Telephone Consumer Protection Act and the Telephone Sales Rule. The Telephone Consumer Protection Act prohibits the use of automatic telephone dialing systems for communications with wireless phone numbers without the express consent of the consumer, and the Telephone Sales Rule established the Do Not Call Registry and sets forth standards of conduct for all telemarketing. A company’s advertising and marketing activities are also subject to the CAN-SPAM Act of 2003 which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to the source of content.

Military Lending Laws

In July 2015, the Department of Defense published a finalized set of new rules under the Military Lending Act. The Military Lending Act (and rules previously adopted thereunder) restricts credit companies from offering its short-term unsecured credit products to members of the military or their dependents because none of the Company’s short-term unsecured credit products carry a military annual percentage rate of 36% or less. The new rule expands the scope of the credit products covered by the Military Lending Act to include certain non-purchase money loans secured by personal property or vehicles and certain unsecured installment loan products to the extent any of such products have a military annual percentage rate greater than 36The rules under the Military Lending Act contain various disclosure requirements, limitations on renewals and refinancing and other restrictions, including restrictions on the use of prepayment penalties, arbitration provisions and certain waivers of rights. The rule provides that a lender is subject to fines and other penalties if it extends credit to a member of the military or a military dependent on terms prohibited by the rule. The new rule does provide a safe harbor for a lender if it verifies a potential borrower’s military status before extending credit by checking the Department of Defense’s database or a database of a national credit reporting agency that provides military status information. In addition, Federal law also limits the annual percentage rate on existing loans when the consumer becomes an active-duty member of the military during the life of a loan, or the spouse of an active duty member of the military during the life of the loan. In accordance with federal law, the interest rate must be reduced to 6% per year on amounts outstanding during the time in which the service member is on active duty.

Funds Transfer and Signature Authentication Laws.

Our customers’ business is also subject to the federal Electronic Funds Transfer Act and various other laws, rules and guidelines relating to the procedures and disclosures required for debiting or crediting a debtor’s bank account relating to a consumer loan (i.e., ACH funds transfer). Furthermore, our customers are also subject to various state and federal e-signature rules mandating that certain disclosures be made and certain steps be followed in order to obtain and authenticate e-signatures.

Debt Collection Practices.

Additionally, our customers’ CSO programs are required by both federal and some state laws to comply with the federal Fair Debt Collection Practices Act. Our customers also use the Fair Debt Collection Practices Act as a guide in connection with operating its other collection activities. Our customers are also required to comply with all applicable state collection practices laws.

Privacy and Security of Non-Public Customer Information.

Our customers are subject to various federal and state laws and regulations relating to privacy and data security. Under these laws, including the federal Gramm-Leach-Bliley Act, our customers must disclose to consumers its privacy policy and practices, including those policies relating to the sharing of consumers’ nonpublic personal information with third parties. This disclosure must be made to consumers when the customer relationship is established and, in some cases, at least annually thereafter. These regulations also require a company to ensure that its systems are designed to protect the confidentiality of consumers’ nonpublic personal information. These regulations also dictate certain actions that it must take to notify consumers if their personal information is disclosed in an unauthorized manner.

Anti-Money Laundering and Economic Sanctions.

Our customers are also subject to certain provisions of the USA PATRIOT Act and the Bank Secrecy Act under which a company must maintain an anti-money laundering compliance program covering certain of its business activities. In addition, the Office of Foreign Assets Control prohibits a company from engaging in financial transactions with specially designated nationals.

Consumer Financial Protection Bureau

In July 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which authorized the creation of the Consumer Financial Protection Bureau ("CFPB") to regulate a variety of consumer finance transactions. The CFPB has regulatory, supervisory, and enforcement powers over non-bank providers of consumer financial products and services, like us. The CFPB has explicit supervisory authority to: (i) examine and require registration of providers of consumer financial products and services, including providers of consumer loans such as us; (ii) adopt rules describing specified acts and practices as being "unfair," "deceptive," or "abusive," and hence unlawful; and (iii) impose recordkeeping obligations. We do not currently know the nature and extent of the rules the CFPB will consider for consumer loan products and services such as those offered by us or the timeframe in which the CFPB may consider such rules.

The CFPB has indicated that it intends to systematically gather data to obtain a complete understanding of the consumer loan market and its impact on consumers, and the CFPB has also released its Short-Term, Small-Dollar Lending Procedures, which, in conjunction with the CFPB's supervision and examination manual is the field guide CFPB examiners will use when examining small-dollar lenders such as Advance America. The CFPB's examination authority permits CFPB examiners to inspect our books and records and ask questions about our business. The CFPB's examination procedures include specific modules for examining marketing activities, loan application and origination activities, payment processing activities, sustained use by consumers, collection activities, defaults, consumer reporting and third-party relationships. We have incurred, and will continue to incur, additional expenses in an effort to monitor and comply with CFPB regulations. Althou.gh the CFPB does not have the authority to regulate fees or interest rates, it is possible that the CFPB could propose and adopt rules that would make short-term consumer lending products and services materially less profitable or even impractical to offer, which could force us to modify or terminate certain of our product offerings in the United States. The CFPB also could adopt rules imposing new and potentially burdensome requirements and limitations with respect to other consumer loan products and services. Any such rules may have a material adverse effect on our business, results of operations, and financial condition or could make the continuance of all or part of our current U.S. business impractical or unprofitable.

In addition to the Dodd-Frank Act's grant of regulatory and supervisory powers to the CFPB, the Dodd-Frank Act gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws (including the CFPB's own rules). In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented under Title X of the Dodd-Frank Act, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB. If the CFPB or one or more state officials believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on our business, results of operations, and financial condition.

Other Federal Laws

Our customers’ products and services are subject to a variety of other federal laws and regulations, such as the Truth-in-Lending Act ("TILA"), the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act ("FCRA"), the Fair Debt Collection Practices Act ("FDCPA"), the Gramm-Leach-Bliley Act ("GLBA"), the Bank Secrecy Act, the Money Laundering Control Act of 1986, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "PATRIOT Act"), and the regulations promulgated under each. Among other things, these laws require disclosure of the principal terms of each transaction to every customer, prohibit misleading advertising, protect against discriminatory lending practices, and proscribe unfair credit practices. TILA and Regulation Z, adopted under TILA, require disclosure of, among other things, the pertinent elements of consumer credit transactions, including the dollar amount of the finance charge and the charge expressed in terms of an annual percentage rate.

Our customers’ marketing efforts and representations made about their loan advances are subject to federal and state unfair and deceptive practices statutes. The Federal Trade Commission ("FTC") enforces the Federal Trade Commission Act and the state attorneys general and private plaintiffs enforce the analogous state statutes.

Federal Legislative Proposals

Various anti-cash advance legislation has been proposed or introduced in the U.S. Congress. Federal and state legislators continue to receive pressure from consumer advocates and other industry opposition groups to adopt such legislation. In 2008 and 2009, bills were introduced in the U.S. Congress that would have placed a cap of 36% on the effective annual percentage rate ("APR") on all consumer loan transactions. Another bill would have placed a 15-cents-per-dollar borrowed ($0.15/$1.00) cap on fees for cash advances and would have implemented other consumer protections. Other bills have been introduced that would have limited to six the number of cash advances a customer would be permitted to receive in any 12-month period. Any federal legislation or regulation that places restrictions on cash advances and similar services could have a material adverse effect on our customers’ business, prospects, results of operations, and financial condition. Any federal law that would impose a 36% APR limit or prohibit or severely restrict cash advance services may eliminate our customers’ ability to continue their current operations and in turn negatively affect our revenues and results of operations.

State and Local Regulations

Our customers’ consumer loan business is regulated under a variety of enabling state statutes and is also subject to various local rules and regulations. The scope of state regulation, including the fees and terms of a company’s consumer loan products and services, varies from state to state. The terms of our customers loan products and services will vary from state to state in order to comply with the laws and regulations of the states in which it operates. The states with laws that specifically regulate the consumer loan products and services typically limit the principal amount of a consumer loan and set maximum fees or interest rates that customers may be charged. Most states also limit a customer’s ability to renew a short-term consumer loan and require various disclosures to consumers. State statutes often specify minimum and maximum maturity dates for consumer loans and, in some cases, specify mandatory cooling-off periods between transactions. Our customers’ collection activities regarding past due amounts are subject to consumer protection laws and state regulations relating to debt collection practices. In addition, some states require certain disclosures or content to accompany a company’s advertising and marketing materials. Also, some states require a company to report loan activity to statewide databases and restrict the number and/or principal amount of loans a consumer may have outstanding at any particular time or over the course of a particular period of time, typically twelve months. The local rules and regulations vary widely from city to city. The most restrictive local rules and regulations relate to zoning and land use restrictions; however, local jurisdictions’ efforts to regulate or restrict the terms of a consumer loan product have recently increased, predominantly in the State of Texas.

In states or jurisdictions where the credit facilities offer CSO programs, our customers are required to comply with that jurisdiction’s Credit Services Organization Act, Credit Access Business law or a similar statute. These laws generally define the services that the Company can provide to consumers and require the Company to provide a contract to the customer outlining the Company’s services and the cost of those services to the customer. In addition, these laws may require additional disclosures to consumers and may require the Company to be registered with the jurisdiction and/or be bonded.

Over the last few years, legislation that prohibits or severely restricts our customers’ loan products and services or the profitability of the loan products and services has been introduced or adopted in a number of states.

South Africa Credit Regulations (The National Credit Act)

The National Credit Act (“NCA”) regulates the South Africa credit industry and was designed to protect consumer in the credit market and make credit and banking services more accessible. The Purpose of the NCA Act is to: promote a fair and non-discriminatory market place for access to consumer credit; regulate consumer credit and improve standards of Consumer information; prohibit certain unfair credit and credit marketing practices; promote responsible credit granting and use; prohibit reckless credit granting; provide for debt re-organization in case of over-indebtedness; to regulate credit information; and establish recourse for unfair credit practices. The NCA does this by simplifying and standardizing credit agreements and information disclosure; providing for the use of simple language that is easy to understand for comparing credit agreements from different credit providers; ensures all credit products are handled in the same way by credit providers; assisting over-indebted Consumers to restructure their debt with the help of a Debt Counselor (DC) and encourage responsible lending; regulates credit bureaus in terms of their Consumer information and records; establishing the National Credit Regulator (NCR) to regulate the entire credit market; and establishing the National Consumer Tribunal (CT) to adjudicate on Consumer complaints and disputes with credit providers, contraventions of The Act and decisions of the Regulator.

The NCA affects anyone dealing with the credit industry such as credit grantors, credit grantees and intermediaries. The NCA defines a “credit agreement” broadly as any installment purchase agreement of goods or services, as well as the extension of credit in the form of money i.e. home loans, personal loans, credit cards, store cards and short term loans. Therefore, a credit agreement applies to any party involved in the credit agreement which is classified into three categories namely incidental credit agreements; intermediate agreements; and large credit agreements.

Credit Providers include banks, micro lenders, retailers such as furniture and clothing stores, all businesses, companies, close corporations, partnerships and individuals who do business on credit, provide loans or charge interest on overdue accounts. Consumers Include natural person, companies, close corporations, trusts (with more than three individual trustees), partnerships and an association of persons whose asset value or annual turnover, together with the combined asset value or annual turnover of all related juristic persons, at the time the agreement is made, equals or exceeds the threshold value of 1 million rands.

The NCA lists a number of consumer rights, which are protected by the Act. A party who breaches Consumer rights protected by the NCA commits an offence in terms of credit law, which enables Consumer recourse through the established dispute channels. The following are Consumer rights protected in the NCA:

•	To apply for credit
•	To be protected against discrimination in the granting of credit
•	To be informed why credit has not been granted, should you ask
•	To receive a free copy of your credit agreement
•	To receive a credit agreement in plain and simple language
•	To have your personal and financial information treated confidential
•	To understand all fees, costs, interest rates, the total installment and any other details
•	To say no to increases on your credit limit
•	To decide whether or not you want to be informed about products or services via telephone, SMS, mail or e-mail campaigns
•	To apply for debt counseling should you be overwhelmed by debt

The key points of the NCA are:

1. Marketing

The NCA restricts and outlaws certain practices of loan canvassing such as door to door selling, uninvited canvassing at workplaces or homes. The NCA also increased control over marketing practices and advertisements such as automatic credit limit increases and negative option marketing i.e. if you do not decline, we will assume you agree. In addition, the National Credit Act provides for clear and understandable marketing communication. Consumers must receive a detailed written quote, which is valid for 5 business days, to enable quote comparisons from different credit providers.

2. Capped Interest Rates And Other Fees And Charges

The NCA effectively caps the interest rates, fees and other charges, which credit providers, can charge, depending on the type of credit and when the credit was granted. The maximum interest rate, in most cases, is based on a formula, which is dependent on the SA Reserve Bank Repurchase (Repo) rate at the time that the credit was granted. Essentially, there are seven rate categories namely mortgage agreements; credit cards/facilities; unsecured credit transactions; short-term credit transactions; developmental credit agreements; other credit agreements and incidental credit agreements. The NCA places a cap on the maximum amount that a credit provider can charge for other fees such as initiation fees, monthly service, and default and collection costs. While a loan protection policy is permitted, the charges must “be reasonable” and the Consumer may use/cede an existing insurance cover.

3. Loan Application

The NCA requires credit providers to supply simple contracts that are easy to understand, in two official languages and the Consumer must receive a free copy. Consumers are also entitled to a reason, on request, when the credit provider denies credit. The NCA requires credit providers to do due diligence to ensure the Consumer can afford the loan and all loans must be recorded on a register to prevent Consumers becoming over-indebted.

4. Reckless Lending

Credit providers are in contravention of the NCA and may be judged guilty of reckless lending if the Consumers ability to afford loan repayments is not assessed before granting credit. Credit providers may be subject to severe penalties and may even forfeit their right to recover the debt if they are judged guilty of reckless lending. However, Consumers who failed to fill in the loan application fully and honestly are not protected by the NCA.

5. Debt Counselor & Counseling

The NCA gives Consumers the right to apply for financial management and debt counseling assistance if he or she is unable to pay their debts. The Debt Counselor (DC) is registered by the NCR after successful course and exam completion. Debt counselors will help over-indebted Consumers restructure/rearrange their debt repayments, this process can be voluntary or made an order of the court.

All DCs must be registered with the National Credit Regulator and fees are prescribed in terms of the NCA. Consumers must understand and accept the process, charges and payments before undergoing debt counseling. Once the Consumer has signed for debt counseling, the credit bureau are notified and the Consumer will be unable to obtain further credit for the duration of debt counseling until the process is finalized/withdrawn.

6. Credit Bureau

The NCA requires all credit bureau to be registered with and submit reports to the National Credit Regulator. Credit bureau are required to ensure data is accurate at all times and that inaccurate information is immediately removed without cost to the Consumer after the Consumer has lodged a complaint. The NCA regulations stipulate how Credit bureau information is obtained, used, and for how long it should remain on a Consumer’s profile.

In addition, Consumers are eligible for one free credit report from each credit bureau each year in order to effectively manage their credit profiles.

7. The National Credit Regulator and the Consumer Tribunal

The NCA established the NCR to regulate the credit industry and ensure that credit providers comply with the NCA. In addition, the NCR is responsible for investigating and evaluating Consumer complaints about alleged contraventions of the NCA by credit providers. All credit providers, credit bureau and debt counselors must register and report to the NCR.

In addition to the NCR, the NCA established the Consumer Tribunal with equal status to a court of law to hear and adjudicate on: applications made in terms of the NCA by consumers; credit providers and credit bureau; debt counselors and the NCR including applications for interim relief and a review of the NCR’s decisions; matters referred to by the NCR or complaints related to allegations of prohibited

(Source for the above information – The Banking Association of South Africa; http://www.banking.org.za/consumer-information/legislation/national-credit-act)

Research and Development

Since our inception, we have had no research and development expenses.

Patents and Intellectual Property/Trademarks/Licenses/Franchises

We do not currently own any patents and have no intention of applying for patents. We rely upon our trade secrets for our technology. We currently have no trademarks. We are not a party to any license, royalty or franchise agreements.

Material Agreements

Share Exchange Agreement with Rent Pay (Pty) Ltd

On November 4, 2015, we completed a Share Exchange Agreement with Rent Pay (Pty), Ltd (“Rent Pay”), a South African company, and Rent Pay’s shareholders, which are South Africa Trusts controlled by our officers.   In the Share Exchange, we exchanged 200,000 shares of our common stock for all of Rent Pay’s outstanding shares (1,000 shares), 500 of which were in the name of the Loantech Trust, a trust controlled by our officer, Wouter Fouche, and 500 shares in the name of Folscher Family Trust, a trust controlled by our other officer, Jaco Folscher. As a result of the share exchange, Rent Pay become our wholly owned subsidiary of UPAY

Stock Purchase Agreement with Emerging Markets Consulting, LLC

We have a October 26, 2015 stock purchase agreement with Emerging Markets Consulting, LLC (“Emerging Markets”) providing for Emerging Markets’ purchase of 1,875,000 common stock shares for a per share price of $0.0013 for a total purchase price of $2,500.

Stock Purchase Agreement with Rainmaker Group Consulting, LLC

We have a October 26, 2015 stock purchase agreement with Rainmaker Group Consulting, LLC (“Rainmaker”) providing for Rainmaker’s purchase of 1,875,000 common stock shares for a per share price of $0.0013 for a total purchase price of $2,500.

Independent Consulting Agreement with Emerging Markets Consulting, LLC

We have an independent consulting agreement with Emerging Markets effective as of June 1, 2015, whereby Emerging Markets provides us with the following services: (a) consult with and assist us in capitalization table and share structure; (b) assisting with review of the S-1 Registration Statement; (c) coordinate with professionals involved in the S-1 Registration Process, including our Chief Executive Officer, securities attorney and auditor, for the purpose of efficiently coordinating the S-1 Registration Process; (d) referral of a broker-dealer to file a 15c2-11 with FINRA and consult with and assist us in the filing of a 15c2-11 with FINRA; and (e) referral of a company to file a DTC application with the Depository Trust Company and consult with and assist us in the filing of a DTC application with the Depository Trust Company. We are required to pay Emerging Markets 10,000 cashless warrants to be issued within 10 days of receiving an effectiveness notice from the SEC regarding the S-1 filing. The warrants have an exercise price of $5.00 and are exercisable for a two year period following their issuance.

Independent Consulting Agreement with Rainmaker Group Consulting, LLC

We have an independent consulting agreement with Rainmaker effective as of June 1, 2016, whereby Rainmaker provides us with the following services: (a) referrals from the Consultant to us, regarding PCAOB auditors, accounting professionals experienced in GAAP accounting, Edgar services, transfer agents, securities attorney and other professionals as requested by the Company; (b) assisting with review of an S-1 Registration Statement; (c) coordinate with professionals involved in the S-1 Registration Process, including our Chief Executive Officer, securities attorney and auditor, for the purpose of efficiently coordinating the S-1 Registration Process; and (d) consult with and assist us in developing the Company’s business plan, strategy and personnel. We are required to pay Rainmaker 10,000 cashless warrants to be issued within 10 days of receiving an effectiveness notice from the SEC regarding the S-1 filing. The warrants have an exercise price of $5.00 and are exercisable for a two year period following their issuance.

Consulting Agreement with Ferdinand Laburschagne

We have a June 3, 2016 consulting agreement with Ferdinand Laburschagne to perform business advisory services in return for 300,000 restricted common stock shares to be issued within 20 days after the agreement is executed and two million cashless warrants exercisable at $3.50 with an exercise period of 2 years following the effectiveness notice from the SEC, at which time the warrants will be issued. The warrant and its underlying shares and the 300,000 shares are subject to a Dribble Out Agreement providing that Ferdinand Laburschagne agrees not to sell during each quarter after the lock up period more than 10% of its shares then held and not more than 1,500 shares per day. The shares and the warrants are locked up for a period of 2 years following their issuance.

Software Services Agreement with Fourier Systems (Pty) Ltd

We have a January 18, 2016 Software Services Agreement with Fourier Systems (Pty) Ltd (“Fourier”), a software services company located and registered in South Africa. In the agreement, Fourier agrees to provide services to develop the software for a US Loan Administration System and a Payment Gateway System in return for 1,800,000 restricted common stock shares, 1,000,000 shares of which will be recorded in book entry at our transfer agent within 10 days of the development completion of all functionality of the Loan Administration System and 800,000 shares of which will be recorded in book entry at the Company’s transfer agent within 10 days of the development completion of the our Payment Gateway. The agreement is subject to the terms of a Dribble Out Agreement providing that: (a) the 1,000,000 shares and the 800,000 shares will be locked up for 2 years following the issuance of the 1,000,000 shares and 800,000 shares, respectively; and (b) Fourier may not sell during each quarter after the lock-up period more than 10% of its shares then held and not more than 3,000 shares per day.

Website/Software Services Agreement with Twin Harbor Web Solutions, Inc.

We have a January 1, 2016 Website/Software Services Agreement with Twin Harbor Web Solutions, Inc. (“Twin Harbor) providing that Twin Harbor will provide software and website development services involving website design and basic website setup for our ACPAS system. The agreement provides that we will pay Twin Harbor: (a) $35 per month to be billed annually for website hosting; (b) $750 for website setup; (c) an initial $2,000 payment to build the master website and the plug in with all of our web services; and (d) upon completion of the master website with all plugins, we will issue 30,000 restricted common stock shares.

DESCRIPTION OF PROPERTY

We pay monthly rent of $715 per month for our Dallas, Texas office. Our office is 155 square feet and are adequate for our current needs. Our lease expires on April 30, 2017.

Rent Pay’s offices are located at South Africa and comprise 1076 square feet. The South Africa offices are composed of reception area, board room, one sales room, support and administration office. Rent Pay pays monthly rent of $683 and its lease expires on January 2018. Rent Pay’s offices are adequate for their needs.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Capital Stock:

As of the date of this Registration Statement, we have 38 holders of our Common Stock.

Rule 144 Shares

As of the date of this Registration Statement, we do not have any shares of our Common Stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have a stock option plan in place and have not granted any stock options at this time.

Shares Eligible for Future Sale

As of July 8, 2016, we had 23,815,310 shares of common stock outstanding. Of the 23,815,310Shares outstanding, 2,267,810 shares are being registered by selling security holders.

All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

-	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or
-	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

Plan of Operations

MONTH	STEP	METHOD//ACCOMPLISHMENT	ESTIMATED $ OPERATING COST

1	Setup/align the ACPAS system to US state and federal regulations	Our CEO will direct this step with the assistance of our Scientific Programmer and System Engineers	18,925

2-3	Hire one national sales manager, 2 technical support employees and 2 sales representatives each for Texas and California	Our CEO and COO will advertise for these positions and will interview these prospective employees	68,350

4	System training for all US employees	The system training will be conducted by our South African project manager and our marketing manager.	31,675

5	US federal and state compliance training and field assessments	This training will be conducted by a Business Developer for Financial Services working for On Course Learning.https://www.oncourselearning.com/	43,495

6-7	Hire an additional 2 sales representatives and conduct system training /regulatory compliance and field assessment training	Our CEO and COO will advertise for these positions and will interview these prospective employees; training will be conducted by our South Africa project manager and our marketing manager Christopher De Wet.	349,040

6-7	Active marketing will commence in Texas and California

8-9	Hire 2 sales representative to market in Florida & Illinois	Our CEO and COO will advertise for these positions and will interview these prospective employees	527,660 (months 8-10)

8-9	Conduct system training /regulatory compliance and field assessment training	Training will be conducted by our South Africa project manager and our marketing manager

9	Hire 2 sales representative to market in Mississippi & Oklahoma	Our CEO and COO will advertise for these positions and will interview these prospective employees

9-10	Conduct system training /regulatory compliance and field assessment training of 2 new sales representatives	Training will be conducted by our South Africa project manager and our marketing manager

10	Hire 2 sales representatives to market in Alabama & South Carolina & Louisiana and Tennessee	Our CEO and COO will advertise for these positions and will interview these prospective employees

10	Conduct system training /regulatory compliance and field assessment training of 2 new sales representatives	Training will be conducted by our South Africa project manager and our marketing manager

11-12	Progress assessment and adjustments to ACPAS system and functionality to ensure we have a competitive system.	System adjustment like compliance and regulatory change will be done before we start with our national inbound marketing strategy.	369,803

11-12	Hire 2 new technical support employees and 4 new software training consultants to assist with national sales drive	In preparation for our national marketing drive we going to employ additional staff to assist.

13-24	National sales drive to attract online credit facilities	For months 13-24, we will focus on our inbound marketing strategy. We will use our centralized inbound database to empower us to create more personalized interactions with customers, such as personalized social media alerts, personalized websites, personalized emails and targeted alerts for sales people.	3,784,166

13-24	Online marketing through Google and other search engines

13-24	Attend CFSA and Lend 360 conferences to market ACPAS

13-24	Face to face presentations with owners of Brick and mortar lender, online lenders, Retail stores, Professional Services like doctors, dentists, lawyers and accountants.

TOTAL			5,193,114

Training will be conducted remotely over Skype or Team Viewer.  Bigger clients will require an onsite trainer to be present

Trends and Uncertainties

Whether our system will be adaptable to US needs

Whether we will develop interest in our software system in the US

The level of activity of credit facilities and their need for our software

Going Concern

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of July 8, 2016, we do not have revenues sufficient to execute our business plan. We intend to fund our operations through equity financing arrangements; however, there is no assurance that this will be successful in raising sufficient funds for our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

COMPARATIVE RESULTS FOR FISCAL YEARS 2016 AND 2015

Results of Operations: For the year ended February 29, 2016 and February 28, 2015

Liquidity and Capital Resources

Revenues

Our revenues for the years ended February 29, 2016 and February 28, 2015 were $340,811 and $342,448, respectively, reflecting decreased revenues of $1,637 or 0.5%, which is an immaterial difference for comparison purposes.

Net Profit/Net Loss

We had a net income of $4,525 for the year ended February 29, 2016 and a net loss of $400 for the year February 28, 2015, reflecting increased net income of $4,925, which is an immaterial difference for comparison purposes.

We had a working capital surplus of $95,814 and $545 at February 29, 2016 and February 28, 2015. The $95,814 working capital in fiscal year 2016 is primarily attributable to our increased cash and cash equivalents to $146,090 at February 29, 2016 (compared to $65,410 at February 29, 2015) and accounts receivable of $32,000 at February 29, 2016 compared to $0 at February 25, 2015, offset by current liabilities of $89,140 at February 29, 2016 (compared to $65,410 at February 28, 2015)

Operating Expenses

We incurred total expenses of $276,447 and $255,179 for the years ended February 29, 2016 and February 28, 2015 respectively, reflecting an increase of $21,268 or 8% from fiscal year 2016 to fiscal year 2015. The increase in total expenses from the prior fiscal year is primarily attributable to increased general and administrative expenses of $22,122 or 8.1% from fiscal year 2016 to fiscal year 2015.

Our net cash flows provided by operating activities was $30,078 for the year ended February 29, 2016 compared to cash flows used in operating activities of $(73,861) for the year ended February 28, 2015, representing an increase of $103,939.

Our net cash provided by investing activities were $3,608 and $(3,416) for the years ended February 29, 2016 and February 28, 2015, respectively, reflecting a $7,024 or $205% increase in net cash used in investing activities. This $7,024 increase in net cash used in investing activities is primarily attributable to the $5,000 at February 29, 2016 representing cash acquired upon acquisition of Rent pay (Pty) Ltd.

Our net cash provided by financing activities was $82,886 and $106 for the fiscal years ended February 29, 2016 and February 29, 2015, respectively, representing a $82,780 increase from fiscal year 2015 to fiscal year 2016. The increase is primarily attributable to $87,086 in proceeds from issuance of common stock in fiscal year 2016 with $0 in fiscal year 2015.

We estimate that we will have operating costs of $540,000 for the remainder of fiscal year 2016 assuming we receive sufficient funding.

Contractual Obligations and Off-Balance Sheet Arrangements

None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CORPORATE GOVERNANCE

Board of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified. We reimburse all directors for their expenses in connection with their activities as our directors.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in our best interests and its shareholders to combine these roles. Due to the small size and our early development stage, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The board of directors focuses on the most significant risks facing our general risk management strategy, and us and also ensures that risks undertaken by us are consistent with the board’s appetite for risk. While the board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background.

Name	Age	Position(s)	Director Since
Wouter Fouche	39	CEO/Director	July 2015

Jaco Folscher	38	COO/CFO/CAO/Director	July 2015

Background of Officers and Directors

Wouter Fouche

Wouter Fouche

Wouter Fouche has been our Vice President and Director since July 8 2015 and our Chief Executive Officer since March 1, 2016. From Rent Pay’s inception in July 2008, he served as Rent Pay’s head of research and development and Director and continues to serve in that capacity. From 2006 to 2008, Wouter Fouche operated Loantech, a company owned and operated by him in South Africa that developed and sold credit software. At Loantech, Wouter Fouche developed the credit provider software system that was integrated into Rent Pay in 2009 when he became a Director and co-owner of Rent Pay. From September 2004 to June 2006, Wouter Fouche was a Software Engineer for Onesys (Pty) Ltd. (“Onesys”), a credit provider, located in South Africa. In this capacity he developed Onesys’ fully automated and integrated payment systems.

Jacob C. Folsher

Jacob C Folscher has been our Chief Operating Officer/Director since January 25, 2015 and our Chief Financial Officer/Chief Accounting Officer since June 10, 2016.  Since July 2008 to he has been the cofounder and Operational director of Rent Pay (Pty) Ltd, a credit related Software Company operating in South Africa.  He was also the founder of Isidingo Financial Services (“Isidingo”) in March 2009.  Isidingo is a micro lending company operating in Pretoria South Africa and still in operation today.  From March 2006 to February 2009, Jacob Folscher was the Regional Manager/Operations Manager of Credicor Financial Services, a micro lending firm operating in South Africa.  From January 2004 to February 2006, he was the Group Accounting Officer for that same company and from January 2000 to December 2003, he was the NCR compliance officer and Branch Manager, also for Credicor.

Family Relationships

There are no family relationships among our directors and/or our officers.

Meetings of our Board of Directors

We have had no meetings of our Board of Directors. Our Board of Directors has approved corporate actions by Board resolution.

Terms of Office

Each Director holds office until his successor is elected and qualified or until his earlier resignation or removal. Any director vacancy may be filed by an affirmative vote of a majority of the remaining directors.

Compensation of Director

Our Directors have not been compensated for their service as our Directors. The Board of Directors has not awarded any options to our Directors. There are no contractual arrangements between our Directors and us.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification of Directors and Officers

In accordance with our bylaws, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of that he is or was our director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Corporate Governance

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Director Independence

Our Board of Directors is currently composed of two members, Jaco Folscher and Wouter Fouche, neither of which qualify as independent directors. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Had our Board of Directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to our management and us.

Audit, Nominating and Compensation Committee

We currently do not have audit, nominating or compensation committees nor do we have a written nominating, compensation or audit committee charter. Our Board of Directors as a whole will review audit, nominating and compensation matters.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
4.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
6.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our corporate governance develops to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. Our Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Executive Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers for the fiscal year of 2015 and 2014. No other executive officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Wouter Fouche	2015	28,556							28,556
CEO	2014	18,599							18,599

Jaco Folscher	2015	32,295							32,295
COO/CFO	2014	24,184							24,184

Employment Contracts, Termination of Employment

We have no employment contracts with our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. To date, we have not paid any director compensation.

Outstanding Equity Awards

Since our inception, we have not granted any options or any securities under an Equity Inceptive Plan to either one of our officers.

Director Compensation

Since our inception, we have not provided our directors with any director compensation.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information as of July 8, 2016 with respect to the beneficial ownership of the Company’s Common Stock by: (i) all persons known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock, (ii) each director and Named Executive Officer, and (iii) by all executive officers and directors as a group.

Name	No. Of Shares of Common Stock	Percent of Class (1)(2)
Beneficial Owners over 5%
Emerging Markets Consulting, LLC (3)	1,875,000	7.9
Rainmaker Group Consulting, LLC (4)	1,875,000	7.9
Total	3,750,000	15.8

Executive Officers/Directors (2)
Wouter A. Fouche(6)	9,165,000	38.5
Jaco C Folscher (7)	9,175,000	38.5
Total – All officers		77
Total – All over 5% shareholders and officers		92.8

1.Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares

2.Based on 23,815,310 issued and outstanding shares of common stock.

3. The principal of Emerging Markets Consulting, LLC is James S Painter III who has sole dispositive power over the shares. The business address of Emerging Markets Consulting, LLC is 15701 State Road 50 Suite 205, Clermont, Florida 34711

4. The principal of Rainmaker Group Consulting, LLC is James Cohen Jr. who has sole dispositive power over the shares. The business address of Rainmaker Group Consulting, LLC is 5036 Dr. Phillips Blvd., Suite 322, Orlando, FL 32819

5. The address for Chief Executive Officer Wouter A. Fouche is 3010 LBJ Freeway, 12th floor, Dallas, Texas 75234. The address for Chief Financial Officer Jaco C. Folscher is no 6 Vitzicht Office Park, 2 Bellingham Street, Centurion 0157, South Africa.

6. Wouter Fouche’s ownership is composed of: (a) 9,025,000 shares he individually owns; (b) 100,000 shares in the name of LoanTech Trust, a trust he controls; and (c) 40,000 shares owned by his wife, Desiree Fouche.

7. Jaco C. Foscher’s ownership is composed of: (a) 9,025,000 shares he individually owns; (b) 100,000 shares in the name of Folscher Family Trust, a trust he controls; and (c) 50,000 shares owned by his wife, Kim Elizabeth Foscher.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Stock Issuances to our Founders

On October 1, 2015, we issued 9,025,000 shares to our co-founder, Wouter A. Fouche.

On October 1, 2015, we issued 9,025,000 shares to our co-founder, Jaco C Folscher.

On November 5, 2015, pursuant to the Share Exchange with Rent Pay, we issued 100,000 common stock shares to LoanTech Trust, a trust controlled by our officer, Wouter Fouche.

On November 5, 2015, pursuant to the Share Exchange with Rent Pay, we issued 100,000 common stock shares to Folscher Family Trust, a trust controlled by our officer, Jaco C Folscher.

On April 20, 2016, we issued 50,000 shares to Kim Elizabeth Folscher, Jaco Folscher’s wife.

On December 12, 2015, we issued 40,000 shares to Desiree Fouche, Wouter Fouche’s wife.

Consulting Agreement

We have a June 3, 2016 consulting agreement with Ferdinand Laburschagne to perform business advisory services in return for 300,000 restricted common stock shares and two million cashless warrants, the details of which are contained in our Material Agreements Section at page 38. Ferdinand Laburschagne is Wouter A. Fouche’s brother-in-law.

Apart from the above transaction, none of our Officers or Directors has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which we are proposed to be a party.

Given our small size, we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve or disapprove any related party transaction.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by Frederick M. Lehrer, P. A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this Prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document are not ne

REPORTS TO SHAREHOLDERS

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTCQB. There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC, even though we are no longer required to do so under Section 15(d), and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our securities continue to be able to be quoted on the OTCQB. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million; however, we voluntarily intend to do so if we are no longer obligated to file reports under Section 15(d). For further information, pertaining to our common stock, and us we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

UPAY, Inc.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Upay, Inc.

We have audited the accompanying consolidated balance sheets of Upay, Inc. (the “Company”) as of February 29, 2016 and February 28, 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and accumulated other comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of February 29, 2016 and February 28, 2015, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to such consolidated financial statements, the Company does not have the liquidity or revenues to implement its business plan and has ongoing requirements for additional capital investment. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Frazier & Deeter, LLC

Tampa, Florida

July 8, 2016

F-1

UPAY, Inc.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	February 29, 2016	February 28, 2015

ASSETS

Current Assets

Cash and cash equivalents	$146,090	$52,889
Accounts receivable	32,000	–
Loans receivable from related parties	5,693	8,623
Due from related party	–	1,460
Prepaid expenses and other current assets	1,171	2,983

Total Current Assets	184,954	65,955

Property and Equipment, Net	9,009	16,469

Total Assets	$193,963	$82,424

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	$81,564	$56,307
Taxes payable	4,470	1,929
Due to related party	–	3,313
Current portion of capital lease obligations	3,106	3,861

Total Current Liabilities	89,140	65,410

Capital Lease Obligations	6,181	12,665

Total Liabilities	95,321	78,075

Commitments

Stockholders’ Equity

Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common Stock, $0.001 par value, 100,000,000 shares authorized; 22,898,310 shares issued and outstanding (February 28, 2015 – 18,050,000 shares)	22,898	18,050
Additional Paid In Capital	72,049	6,133
Stock Subscription Receivable	(2,745)	–
Retained Earnings (Accumulated Deficit)	12,385	(16,207)
Accumulated Other Comprehensive Loss	(5,945)	(3,627)

Total Stockholders’ Equity	98,642	4,349

Total Liabilities and Stockholders’ Equity	$193,963	$82,424

The accompanying notes are an integral part of these consolidated financial statements.

F-2

UPAY, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in U.S. dollars)

	Year	Year
	Ended	Ended
	February 29,	February 28,
	2016	2015

Revenue	$340,811	$342,448
Cost of Revenue	(54,187)	(84,508)

Gross Profit	286,624	257,940

Expenses

General and administrative	271,501	249,379
Depreciation	4,946	5,800

Total Expenses	276,447	255,179

Income Before Other Income (Expenses) and Income Taxes	10,177	2,761

Other Income (Expenses)

Interest income	57	9
Interest expense	(2,139)	(3,170)

Income (Loss) Before Income Taxes	8,095	(400)

Provision for income taxes	(3,570)	–

Net Income (Loss)	4,525	(400)

Other Comprehensive Loss

Foreign currency translation adjustments	(2,318)	(394)

Comprehensive Income (Loss)	$2,207	$(794)

Net Earnings (Loss) Per Share – Basic and Diluted	$0.00	$(0.00)
Weighted-average Common Shares Outstanding - Basic and Diluted	19,620,309	18,050,000

The accompanying notes are an integral part of these consolidated financial statements.

F-3

UPAY, Inc.

Consolidated Statement of Stockholders’ Equity and Accumulated Other Comprehensive Loss

(Expressed in U.S. dollars)

					Retained	Accumulated
			Additional	Stock	Earnings	Other
	Common Stock		Paid In	Subscription	(Accumulated	Comprehensive
	Shares	Amount	Capital	Receivable	Deficit)	Loss	Total

Balance – February 28, 2014	18,050,000	$18,050	$6,133	$–	$(15,807)	$(3,233)	$5,143

Net loss	–	–	–	–	(400)	–	(400)

Foreign currency translation adjustments	–	–	–	–	–	(394)	(394)

Balance – February 28, 2015	18,050,000	18,050	6,133	–	(16,207)	(3,627)	4,349

Issuance of shares for cash	4,648,310	4,648	90,183	(2,745)	–	–	92,086

Shares exchanged for all outstanding shares of Rent Pay (Pty) Ltd	200,000	200	(24,267)	–	24,067	–	–

Net income	–	–	–	–	4,525	–	4,525

Foreign currency translation adjustments	–	–	–	–	–	(2,318)	(2,318)

Balance – February 29, 2016	22,898,310	$22,898	$72,049	$(2,745)	$12,385	$(5,945)	$98,642

The accompanying notes are an integral part of these consolidated financial statements.

F-4

UPAY, Inc.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

	Year Ended February 29, 2016	Year Ended February 28, 2015

Cash Flows from Operating Activities

Net income (loss)	$4,525	$(400)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,946	5,800

Changes in operating assets and liabilities:
Accounts receivable	(32,000)	–
Prepaid expenses and other current assets	1,198	(694)
Accounts payable	47,721	(78,567)
Taxes payable	3,688	–

Net Cash Provided by (Used in) Operating Activities	30,078	(73,861)

Cash Flows from Investing Activities

Payments on loans receivable	–	(1,506)
Cash acquired upon acquisition of Rent Pay (Pty) Ltd	5,000	–
Purchase of equipment	(1,392)	(1,910)

Net Cash Provided by (Used in) Investing Activities	3,608	(3,416)

Cash Flows from Financing Activities

Payments to bank overdraft	–	(998)
Payments to related parties	(930)	–
Advances from related parties	–	4,642
Principal payments on capital lease obligation	(3,270)	(3,538)
Proceeds from issuance of common stock	87,086	–

Net Cash Provided by Financing Activities	82,886	106

Effect of exchange rate changes on cash	(23,371)	(6,381)

Change in Cash and Cash Equivalents	93,201	(83,552)

Cash and Cash Equivalents - Beginning of Year	52,889	136,441

Cash and Cash Equivalents - End of Year	$146,090	$52,889

Supplemental Disclosures of Cash Flow Information:

Interest paid	$2,139	$3,170
Income taxes paid	$507	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-5

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

UPAY, Inc. (the “Company”) was incorporated in the State of Nevada on July 8, 2015. By a Share Exchange Agreement dated November 4, 2015, the Company agreed to acquire all of the issued and outstanding shares of Rent Pay (Pty) Ltd (“Rent Pay”), in exchange for 200,000 shares of the Company’s common stock. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization. Rent Pay was incorporated in South Africa on February 1, 2012. Because Rent Pay is deemed to be the acquirer for accounting purposes, the consolidated financial statements are presented as a continuation of Rent Pay and include the results of operations of Rent Pay since incorporation on February 1, 2012, and the results of operations of the Company since the date of acquisition on November 4, 2015.

Rent Pay operates principally in South Africa and engages in software development and licensing and provides services to the credit provider industry.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year end is February 28. The financial statements include the accounts of the Company and its subsidiary Rent Pay. All significant intercompany transactions and accounts have been eliminated in consolidation.

b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to useful life and recoverability of long-lived assets, and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

Cash includes cash on hand and cash held with banks. The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)	Accounts Receivable

Trade accounts receivable are recorded at net invoice value and such receivables are non-interest bearing. Receivables are considered past due based on the contractual payment terms. Receivables are reviewed and specific amounts are reserved if collectability is no longer reasonably assured. No reserve was deemed necessary by management at February 29, 2016.

e)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and any impairment in value. Depreciation is computed using the straight-line method over the following estimated lives of the assets:

IT equipment	3 years
Motor vehicles	5 years
Office equipment	5 years
Furniture and fixtures	6 years

The Company periodically performs impairment testing on its long-lived assets either annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with ASC 360. All long-lived assets were deemed recoverable at February 29, 2016, and February 28, 2015.

F-6

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

f)	Leases

Leases are reviewed and classified as capital or operating at their inception. Capital leases are recognized as assets and liabilities in the balance sheet at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a capital lease obligation. Lease payments are apportioned between interest and reduction of the outstanding liability. The interest is allocated to each period during the lease terms so as to produce a constant periodic rate on the remaining balance of the liability.

g)	Value of Financial Instruments

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy in accordance with ASC 820, “Fair Value Measurements and Disclosures”. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets.

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets.

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments consist principally of cash and cash equivalents, receivables from related parties, accounts payable, taxes payable, amounts due to related party and capital lease obligations. There were no transfers into or out of “Level 3” during the years ended February 29, 2016 or February 28, 2015. The recorded values of the capital lease approximate the current fair values based on the terms and conditions that the Company could currently negotiate. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statements. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

h)	Foreign Currency Translation

Management has adopted ASC 830, “Foreign Currency Translation Matters”, as the functional currency of the Company is the South African rand and the reporting currency is the U.S. dollars. Assets and liabilities are translated into U.S. dollars at rates of exchange in effect at the balance sheet date. Average rates for the period are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss).

i)	Revenue Recognition

The Company derives revenue through licensing its software and by collecting various transaction fees from third party debit orders.

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured.

j)	Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” and ASC 505, “Equity Based Payments to Non-Employees”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

k)	Comprehensive Income (Loss)

ASC 220, “Comprehensive Income”, establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. As at February 29, 2016 and February 28, 2015, the only item that represents comprehensive income (loss) was foreign currency translation.

F-7

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

l)	Earnings (Loss) Per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share on the face of the statement of operations. EPS is calculated using the weighted-average number of common shares outstanding during the period. Diluted EPS if applicable is calculated by dividing net income available to common stockholders for the period by the diluted weighted-average number of common shares outstanding during the period. Diluted EPS would reflect the potential dilution from common shares issuable through stock options, performance-based restricted stock units that have satisfied their performance factor and restricted stock units using the treasury stock method.

m)	Income Taxes

In accordance with FASB ASC 740, “Income Taxes” (“ASC 740”), deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. The Company has recorded a valuation allowance against its deferred tax assets based on the history of losses incurred.

ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of February 29, 2016, the Company does not have a liability for any unrecognized tax benefits.

All tax periods from inception remain open to examination by taxing authorities due to the net operating losses.

n)	Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of February 29, 2016, the Company does not have revenues sufficient to execute its business plan. The Company intends to fund operations through equity financing arrangements. There is no assurance that this will be successful.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

o)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Acquisition of Rent Pay (Pty) Ltd

On November 4, 2015, the Company entered into a Share Exchange Agreement with Rent Pay, a private company that is incorporated and operates principally in South Africa. Pursuant to the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding common stock of Rent Pay in exchange for 200,000 common shares.

F-8

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

Prior to the completion of the Share Exchange Agreement, the operations of the Company were insignificant and consisted only of the issuance of common stock (18,050,000 shares to founders for services valued at $24,067 and 3,750,000 shares for cash of $5,000). As a result, the acquisition was accounted for as a reverse acquisition with Rent Pay deemed the accounting acquirer and the Company deemed the accounting acquiree. The reverse acquisition was a capital transaction in substance and therefore has been accounted for as a recapitalization, wherein the consolidated financial statements represent the continuation of the financial statements of Rent Pay (the accounting acquirer/legal subsidiary) except for its capital structure. Assets acquired and liabilities assumed are reported at their historical amounts. These consolidated financial statements include the accounts of the Company since the effective date of the recapitalization and the historical accounts of Rent Pay since inception.

The assets acquired and liabilities assumed from UPAY, Inc. are as follows:

Cash	$5,000

Total	$5,000

4.	Loans Receivable from Related Parties

a)	As at February 29, 2016, the Company is owed $4,807 (February 28, 2015 - $6,616) from a company with common directorship with the Company, which is non-interest bearing, unsecured and due on demand.

b)	As at February 29, 2016, the Company is owed $393 (February 28, 2015 - $1,328) from a company with common directorship with the Company, which is non-interest bearing, unsecured and due on demand.

c)	As at February 29, 2016, the Company is owed $493 (February 28, 2015 - $679) from a company with common directorship with the Company, which is non-interest bearing, unsecured and due on demand.

The above loans were repaid subsequent February 29, 2016.

5.	Property and Equipment, Net

Property and equipment, net, consists of the following:

	Cost	Accumulated Depreciation	February 29, 2016 Net Carrying Value	February 28, 2015 Net Carrying Value

IT equipment	$699	$(373)	$326	$769
Motor vehicle	17,152	(11,024)	6,128	13,155
Furniture and fixtures	2,233	(1,041)	1,192	2,153
Office equipment	1,485	(122)	1,363	392

Total	$21,569	$(12,560)	$9,009	$16,469

The motor vehicle above was acquired under a capital lease (see note 7).

During the year ended February 29, 2016, the Company recorded depreciation expense of $4,946 (February 28, 2015 - $5,800) which included the amortization of equipment under capital leases.

6.	Related Party Transactions

a)	As at February 29, 2016, the Company is owed $nil (February 28, 2015 - $1,460) from a Director of the Company, which is non-interest bearing, unsecured and due on demand.

b)	As at February 29, 2016, the Company owes $nil (February 28, 2015 - $3,313) to a Director of the Company, which is non-interest bearing, unsecured and due on demand.

F-9

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

7.	Capital Lease Obligations

The Company commenced the leasing of a motor vehicle on January 1, 2013 for a term of six years. The monthly minimum lease payments are for $355 (R5,705). The lease bears interest at a variable rate per annum and is secured with the motor vehicles in property and equipment with a book value of $6,128 at February 29, 2016. As of February 29, 2016, the minimum lease payments due are as follows:

Capital Lease Obligations	Year

Lease payments
	2017	$4,263
	2018	4,263
	2019	3,551

Total lease payments		12,077

Less interest		(2,790)

Net capital lease obligations		9,287

Less current portion		(3,106)

Long-term capital lease obligations		$6,181

8.	Common Stock

On October 1, 2015, the Company issued 18,050,000 shares of common stock to its founders at $.0013 per share pursuant to the recapitalization discussed above. These shares have been considered outstanding for all periods presented in these financial statements.

During November 2015, the Company issued 3,750,000 shares of common stock for cash at $.0013 per share for proceeds of $5,000.

During November 2015 the Company issued 200,000 shares of common stock valued at $0.10 per share pursuant to a share exchange agreement (See Note 3).

During the period from November 2015 through February 2016 the Company issued 870,860 shares of common stock pursuant to a private placement at $0.10 per share for proceeds of $87,086 and 27,450 shares of common stock for a stock subscription receivable of $2,745.

9.	Commitments

On November 11, 2015, the Company entered into a lease agreement for renting office space in South Africa. The term of the lease is for two years commencing March 1, 2016. The monthly base rate is $555 (R8,918) in the first year and increases to $611 (R9,809) in the second year of the lease. Lease expense for the year ended February 29, 2016 was $7,395 (2015 - $8,872). As of February 29, 2016, the future lease commitments are as follows:

Year	Operating Lease Commitments

2017	$6,660
2018	$7,332

On June 1, 2015 the Company entered into Consultancy Agreements with two consultants whereby the consultants will assist the Company with the filing of the S-1 Registration Statement of the Company. In consideration for these services the Company will issue to each consultant 10,000 cashless warrants within ten days of the Company receiving an effectiveness notice of the S-1 filing from the Securities and Exchange Commission. The warrants have an exercise price of $5.00 and are exercisable for a two-year period following their issuance.

On January 1, 2016, the Company entered into a website service agreement whereby the Company agreed to pay a company a minimum of $3,500 in cash and issue 30,000 shares of common stock in consideration for and upon completion of a website being built. As of February 29, 2016, the website had not been completed.

F-10

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

On January 18, 2016, the Company entered into a Software Services Agreement whereby a company will provide services to develop software in consideration for 1,800,000 restricted shares of common stock to be issued within ten days of the completion of the software development. As of February 29, the services and software have not been completed.

10.	Concentrations

The Company’s revenues were concentrated among three customers as of February 29, 2016, and February 28, 2015:

Customer	For the Year Ended February 29, 2016

1	33%
2	21%
3	14%

Customer	For the Year Ended February 28, 2015

4	24%
1	22%
2	17%

11.	Income Taxes

The potential benefit of net operating losses for the Company has been fully reserved in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company did not incur any income tax expense to the Internal Revenue Services for the years ended February 29, 2016, or February 28, 2015. However, Rent Pay did have income tax expense of $3,570 to the South African Revenue Services for the year ended February 29, 2016 (February 28, 2015 – $nil). The Company will evaluate the appropriateness of the valuation allowance on an annual basis and adjust the allowance as considered necessary. The Company’s US net operating loss is approximately $35,000 at February 29, 2016, which expires in 2036.

The table below reconciles the US federal income tax rate to the effective rate for the years ended February 29, 2016 and February 28, 2015.

2016

Income Tax at Statutory Rate	(34)%
Effect of Operating Losses	34%
Foreign Income Tax	(44)%
(44)%

2015

Income Tax at Statutory Rate	(34)%
Effect of Operating Losses	34%
-

12.	Subsequent Events

a)	Subsequent to February 29, 2016, through July 8, 2016, the Company issued 587,000 shares of common stock pursuant to a private placement at $0.10 per share for proceeds of $58,700.

b)	On April 26, 2016, the Company issued 30,000 shares of common stock pursuant to a website service agreement that the Company entered into on January 1, 2016. Refer to Note 9.

F-11

UPAY, Inc.

Notes to the Consolidated Financial Statements

(Expressed in U.S. dollars)

c)	On April 18, 2016, the Company entered into a lease agreement for renting office space in the United States. The term of the lease is for one year commencing May 1, 2016. The monthly base rate is $715.

d)	On June 3, 2016, the Company entered into a Consultancy Agreement for business advisory services in consideration for 300,000 restricted shares of common stock and 2,000,000 cashless warrants that have an exercise price of $3.50 and an exercise period of two years following the effectiveness notice of the S-1 filing from the Securities and Exchange Commission. On June 15, 2016, the Company issued the 300,000 shares.

F-12

II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following is an estimate of the expenses that will be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee	$22.84
Accounting Fees and Expenses	40,000
Legal Fees and Expenses*	15,000
Blue Sky Fees and Expenses*	250
Printing and Engraving*	750
Miscellaneous*
Total Estimated Expenses*	$56,022.84

Item 14. Indemnification of Directors and Officers

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of that he is or was a director or officer.

The Nevada Revised Statutes allow us to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner, which such person reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that the conduct was unlawful.

NRS 78.751 of the Nevada Revised Statutes allows a corporation to authorize discretionary indemnification under certain circumstances. A corporation shall have discretion to indemnify only as authorized in the specific case upon a determination may be made (i) by the shareholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 15. Recent Sales of Unregistered Securities

On October 1, 2015, we issued 9,025,000 common stock shares to our co-founder, Wouter A. Fouche. The shares were valued at par of $0.0013 for an aggregate value of $12,033.

On October 1, 2015, we issued 9,025,000 common stock shares to our co-founder, Jaco C Folscher. The shares were valued at par of $0.0013 for an aggregate value of $12,033.

On October 26, 2015, we sold 1,875,000 common stock shares to Emerging Markets at $0.0013 per share for an aggregate purchase price of $2,500.

On October 26, 2015, we sold 1,875,000 common stock shares to Rainmaker at $0.0013 per share for an aggregate purchase price of $2,500.

On November 5, 2015, pursuant to the Share Exchange with Rent Pay, we issued 100,000 common stock shares to LoanTech Trust, a trust controlled by our officer, Wouter Fouche.

On November 5, 2015, pursuant to the Share Exchange with Rent Pay, we issued 100,000 common stock shares to Folscher Family Trust, a trust controlled by our officer, Jaco C Folscher.

On June 15, 2016, we issued 300,000 restricted common stock shares to Ferdinand Laburschagne in return for business advisory services. The shares were valued at $0.10 per share for an aggregate value of $30,000. Ferdinand Laburschagne is Wouter A. Fouche’s brother-in-law.

The foregoing transactions pursuant to which the restricted shares were issued did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to the provisions of Section 4(2) of that Act. In connection with the offer and sale of the restricted shares, no general solicitation or advertising was used and no commissions were paid in connection with the offer or sale of the shares.

Between November 3, 2015 and June 10, 2016, we sold 1,485,310 restricted common stock shares to 31 Accredited Investors at a per share price of  $0.10 for aggregate proceeds of $148,531. The securities were offered and sold in a private placement offering  in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act.  Among these sales, the following were made to family relationships of our two officers: (a) 50,000 shares to Kim Elizabeth Folscher, Jaco Folscher’s wife; (b) 2,000 shares to Frans Fouche, Wouter Fouche’s father; (c) 2,500 shares to Helene Foscher, Jaco Folscher’s mother; (d) 3,000 shares to Johanna Catharina Fouche, Wouter Fouche’ s mother; and (e) 40,000 shares to Desiree Fouche, Wouter Fouche’s wife.  None of the shares of the foregoing family relations to our 2 officers have been registered herein.  The foregoing transactions pursuant to which the restricted shares were issued to purchasers did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to the provisions of Section 4(2) of that Act. In connection with the offer and sale of the restricted shares, no general solicitation or advertising was used and no commissions were paid in connection with the offer or sale of the shares.

Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement:

(a)	Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation

3.5	Bylaws

4	Form of Subscription Agreement

5	Opinion of Frederick M. Lehrer, Esquire

10.1	Share Exchange Agreement with Rent Pay (Pty) Ltd

10.2	Stock Purchase Agreement – Emerging Markets Consulting, LLC

10.3	Stock Purchase Agreement – Rainmaker Consulting Group, LLC

10.4	Consulting Agreement – Emerging Markets Consulting, LLC

10.5	Consulting Agreement – Rainmaker Consulting Group, LLC

10.6	Software Services Agreement with Fourier Systems (Pty) Ltd.

10.7	Dribble Out Agreement with Fourier Systems (Pty) Ltd.

10.8	Website/Software Services Agreement – Twin Harbor Web Solutions

10.9	Consulting Agreement with Ferndinand Laburschagne

10.10	Dribble Out Agreement with Ferdinand Laburschagne

23.1	Consent of Frazier & Deeter, LLC

23.2	Consent of Counsel (included in Exhibit 5)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registrant statement to be duly signed on its behalf by the undersigned, thereunto duly authorized in the City of Waveland, Mississippi on July 8, 2016.

UPAY, Inc.

By:	/S/ Wouter A. Fouche
Wouter A. Fouche
Chief Executive Officer/Director
Date: July 8, 2016

	By	/S/ Jaco C. Folscher
Jaco c. Folscher
Chief Financial Officer/Chief Accounting Officer/Director
Date: July 8, 2016

	By:	/S/ Wouter A. Fouche
Wouter A. Fouche
Chief Executive Officer/Director
Date: July 8, 2016

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.